Exhibit 10.1

COINSURANCE AGREEMENT
dated as of June 18, 2020
between
JACKSON NATIONAL LIFE INSURANCE COMPANY
and
ATHENE LIFE RE LTD.

i

8.04 Governmental Notices and Investigations	22
8.05 Litigation	22
ARTICLE IX TRUST ACCOUNT; LETTER OF CREDIT
9.01 Establishment of Trust Account	22
9.02 Cedant Withdrawals	22
9.03 OC Account Settlements	22
9.04 OC Account Substitutions	23
9.05 Letters of Credit	23
9.06 Letter of Credit Reductions	23
9.07 Excess Draws	23
9.08 Additional Letter of Credit	23
ARTICLE X REINSURANCE CREDIT; TRIGGERING EVENTS
10.01 Credit for Reinsurance	24
10.02 Triggering Event	24
10.03 Notice of Triggering Event; Required Balance Top Up	24
10.04 Cure of Triggering Event	25
10.05 ECR Ratio; RBC Ratio	25
10.06 Comparable Triggering Events	25
ARTICLE XI ERRORS AND OMISSIONS
11.01 Oversights	26
ARTICLE XII INSOLVENCY
12.01 Insolvency of Cedant	26
12.02 Insolvency of Reinsurer	26
ARTICLE XIII DURATION AND TERMINATION
13.01 Duration	26
13.02 Survival	26
13.03 Recapture	26
13.04 Recapture Event	27
13.05 Notice of Recapture Event	27
13.06 Reinsurer Termination	27
13.07 Termination Fee	27
ARTICLE XIV TERMINAL ACCOUNTING AND SETTLEMENT
14.01 Terminal Accounting	28
14.02 Proposed Recapture Payment Statement	28
14.03 Changes to Proposed Recapture Payment Statement	28
ARTICLE XV TAX
15.01 Excise and Withholding Tax	30
15.02 Base Erosion and Anti-Abuse Tax	31
15.03 Funds Withheld Investments	31
ARTICLE XVI REPRESENTATIONS, WARRANTIES AND COVENANTS
16.01 Representations and Warranties of the Cedant	32
16.02 Covenants of the Cedant	35
16.03 Representations and Warranties of the Reinsurer	36
16.04 Covenants of the Reinsurer	37
ARTICLE XVII SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES
17.01 Survival	37
17.02 Indemnification by the Cedant	37
17.03 Indemnification by the Reinsurer	38
17.04 Claims Procedure	38
17.05 Payment	39

17.06 Treatment of Indemnification Payments	39
17.07 Provisions	39
17.08 Exclusive Remedies	39
17.09 Damages	39
17.10 Right to Recover	39
17.11 Double Claims	40
ARTICLE XVIII GENERAL PROVISIONS
18.01 Expenses	40
18.02 Notices	40
18.03 Severability	41
18.04 Entire Agreement	41
18.05 Assignment	41
18.06 No Third-Party Beneficiaries	41
18.07 Amendment	41
18.08 Submission to Jurisdiction	41
18.09 Governing Law	41
18.10 Waiver of Jury Trial	42
18.11 Specific Performance	42
18.12 Waivers	42
18.13 Rules of Construction	42
18.14 Counterparts	42
18.15 Duty of Utmost Good Faith	42
18.16 Treatment of Confidential Information	42
18.17 Service of Process	43
EXHIBITS

Exhibit A	Trust Agreement

Exhibit B	Security and Control Agreement

Exhibit C-1	Funds Withheld Investment Guidelines (Pre-Triggering Event)

Exhibit C-2	Funds Withheld Investment Guidelines (Post-Triggering Event)

Exhibit D-1	OC Account Investment Guidelines (Pre-Triggering Event)

Exhibit D-2	OC Account Investment Guidelines (Post-Triggering Event)

Exhibit E	Investment Management Agreement

Exhibit F	Form of Hedge Collateral Assignment Agreement

SCHEDULES

Schedule 1.01(a)	Cedant Quarterly Dispute Representative

Schedule 1.01(b)	Reinsurer Quarterly Dispute Representative

Schedule 1.01(c)	Cedant Representative of Senior Management

Schedule 1.01(d)	Reinsurer Representative of Senior Management

Schedule 1.01(e)	Subject Annuities

Schedule 1.01(f)	Fair Market Value

Schedule 1.01(g)	Reference Hedge Portfolio

Schedule 2.03	Discretionary Elements

Schedule 3.04(a)	Initial Funds Withheld Account Statement

Schedule 4.01	Expense Allowance Calculation Formula

Schedule 5.01(a)	Reinsurer Quarterly Asset Report

Schedule 5.02(a)(ii)	Seriatim Information

Schedule 5.02(b)
Cedant Quarterly Report (including the Settlement Statement (Schedule 5.02(b)(i)), the Required Balance Statement (Schedule 5.02(b)(ii)), and the Funds Withheld Account Asset Report (Schedule 5.02(b)(iii)))

Schedule 5.02(e)	Hedge Information Reporting

Schedule 8.02(a)(i)	First Level Consultation and Escalation Procedure

Schedule 8.02(a)(ii)	Second Level Consultation and Escalation Procedure

Schedule 10.01	Credit for Reinsurance

Schedule 14.01(a)	Pro Forma Recapture Report

Schedule 16.01(f)	Analytical Information

Schedule 16.01(g)(i)	Factual Information

Schedule 16.02(f)	Transferred Notes

Schedule 16.02(g)	Boxed Assets

Schedule 16.02(h)	Additional Documentation

Schedule 17.02(c)	Specified Reinsurer Persons

PRELIMINARY STATEMENTS
A.    Upon the terms and subject to the conditions set forth herein, the Cedant wishes to cede to the Reinsurer, and the Reinsurer wishes to accept and reinsure, on a funds withheld coinsurance basis, the Reinsured Liabilities (as defined below); and
B.    Simultaneously with the execution and delivery of this Agreement, (i) the Reinsurer, as grantor, the Cedant, as beneficiary, and Citibank, N.A., as trustee (the “Trustee”), have entered into that certain Trust Agreement, attached as Exhibit A (the “Trust Agreement”), pursuant to which the Reinsurer shall establish a Trust Account (as defined below) to collateralize certain of its obligations to the Cedant in respect of the Reinsured Liabilities, and (ii) the Reinsurer, as grantor, the Cedant, as the secured party, and the Trustee, as securities intermediary (the “Securities Intermediary”), have entered into that certain Security and Control Agreement, attached as Exhibit B (the “Security and Control Agreement”), pursuant to which the Reinsurer shall grant to the Cedant, and the Cedant shall perfect, a first ranking priority security interest in the Collateral (as defined below).
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties to this Agreement agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Definitions. Capitalized terms used in this Agreement have the meanings specified or referred to in this Section 1.01.
“Action” means any claim, action, suit, litigation, arbitration, examination, investigation or proceeding by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body.
“Actual Ceding Commission” shall have the meaning set forth in Section 3.05(a).
“Actual Initial Premium” shall have the meaning set forth in Section 3.05(a).
“Actuarial Analysis” means the actuarial analysis prepared by Milliman, dated April 5, 2020 and titled “Actuarial Analysis of Jackson National Life Insurance Company and Affiliates as of December 31, 2019 - Update.”
“Additional Letter of Credit Amount” means, as of any date of determination, an amount equal to the Maximum Additional Letter of Credit Amount, as may be reduced in accordance with Section 9.08(a).
“Additional Letter of Credit Percentage” means an amount, expressed as a percentage, equal to $383,000,000 divided by an amount equal to the reserves as of the Effective Time, as finally determined in accordance with Section 3.05.
“Additional LOC Costs” shall have the meaning set forth in Section 9.08(c).
“Additional LOC Increase Amount” shall have the meaning set forth in Section 9.08(b).
“Additional LOC Increase Request” shall have the meaning set forth in Section 9.08(b).
“Administrative Services” shall have the meaning set forth in Section 8.01.
“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.
“AGM” means Apollo Global Management, Inc.
“Agreed Bases” shall have the meaning set forth in Section 3.05(b).
“Agreement” shall have the meaning set forth in the Preamble.
“Analytical Information” shall have the meaning set forth in Section 16.01(g)(ii).
“Annual Reinsurer Financial Statements” shall have the meaning set forth in Section 16.03(h).
“Annual SAP Financial Statements” shall have the meaning set forth in Section 16.01(j).
“BEAT Event” shall have the meaning set forth in Section 13.04(d).

“Benefit Payments” means all liabilities and obligations of the Cedant for contractual benefits under the Subject Annuities, pursuant to the terms and conditions of, and subject to the limitations set forth in, the Subject Annuities, including, without duplication, (a) all claims, surrender amounts, partial surrender amounts, partial withdrawal amounts, benefits, annuitizations, policy loans and other contractual benefits and (b) interest on benefits in respect of the Subject Annuities; provided, that in no event shall “Benefit Payments” include any Excluded Liabilities.
“Bermuda Insurance Act” means the Bermuda Insurance Act 1978, as amended, and the rules and regulations promulgated thereunder.
“Boxed Assets” shall have the meaning set forth in Section 16.02(g).
“Brooke Holdco” means Brooke (Holdco1) Inc., a Delaware corporation and the indirect parent of the Cedant.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Lansing, Michigan, New York, New York or Hamilton, Bermuda are required or authorized by Law to remain closed.
“Cause Event” shall have the meaning set forth in Section 6.02(b).
“Cedant” shall have the meaning set forth in the Preamble.
“Cedant Books and Records” means originals or copies of all records and all other data and information (in whatever form or medium maintained) in the possession, custody or control of the Cedant to the extent related to the Subject Annuities or the Reinsured Liabilities, including (a) administrative records, (b) claim records, (c) contract files, (d) sales records, (e) reinsurance records, (f) underwriting records, (g) accounting (including investment accounting) records and (h) actuarial reports, analyses and memoranda; provided, however, that in no event shall “Cedant Books and Records” include (i) Tax returns and Tax records and all other data and information with respect to Taxes (other than with respect to premium taxes, excise taxes and similar Taxes), (ii) files, records, data and information with respect to the employees of the Cedant and its Affiliates, (iii) records, data and information with respect to any employee benefit plan established, maintained or contributed to by the Cedant or its Affiliates, (iv) any materials prepared for the boards of directors of the Cedant or its Affiliates, (v) any corporate minute books, stock records or similar corporate records of the Cedant or its Affiliates, (vi) any materials that are legally privileged, it being understood that the Cedant shall use commercially reasonable efforts to obtain waivers or make other arrangements that would enable any such item to be accessed by the Reinsurer without impinging on the ability to assert such privilege, (vii) consolidated regulatory filings made by the Cedant and its Affiliates and any correspondence with Governmental Authorities not relating to the Subject Annuities or the Reinsured Liabilities, (viii) corporate books and records of Prudential or its Affiliates other than the Cedant or (ix) any internal drafts, opinions, valuations, correspondence or other materials produced by, or provided between or among, the Cedant and its Affiliates or Representatives with respect to the negotiation or valuation of the transactions contemplated pursuant to the Investment Agreement.
“Cedant Domiciliary State” means the Cedant’s state of domicile from time to time; provided, that, for purposes of this Agreement, in no event shall the Cedant Domiciliary State be the State of New York.
“Cedant Extra-Contractual Obligations” means all Extra-Contractual Obligations other than Reinsurer Extra-Contractual Obligations.
“Cedant Indemnitee” means the Cedant, each of its subsidiaries and Affiliates, and its and their respective officers, directors, employees, agents, successors and assigns.
“Cedant Quarterly Report” shall have the meaning set forth in Section 5.02(b).
“Cedant SAP” means the statutory accounting principles and practices prescribed by the insurance regulator of the Cedant Domiciliary State with respect to life insurance companies domiciled therein.
“Ceded IMR” means, as of any date of determination, an amount equal to the greater of (a) (i) the portion of the Effective Date IMR that remains unamortized as of such date plus (ii) the interest maintenance reserve relating to the assets maintained in or, with respect to the Boxed Assets and the Transferred Notes, allocated to the Funds Withheld Account, determined in accordance with Cedant SAP, consisting of the after-tax unamortized deferred gains and losses in respect of the assets maintained in or, with respect to the Boxed Assets and the Transferred Notes, allocated to the Funds Withheld Account, that is created on or following the Closing Date that is unamortized as of such date and (b) zero (0).
“Ceding Commission” means an amount equal to $1,250,000,000 minus the Hedge Adjustment Amount.
“Credited and Indexed Rates” shall have the meaning set forth in Schedule 2.03.
“Closing Agreement” shall have the meaning set forth in Section 15.01(b).
“Closing Date” means the date on which this Agreement is executed and delivered by the Cedant and the Reinsurer.

“CML” means any Initial Funds Withheld Asset that is an individual mortgage loan, promissory note, or Section 504 Loan.
“Code” means the United States Internal Revenue Code of 1986.
“Collateral” shall have the meaning set forth in the Security and Control Agreement.
“Comparable Transaction” shall have the meaning set forth in Section 10.06(a).
“Comparable Triggering Event” shall have the meaning set forth in Section 10.06(a).
“Confidential Information” means all information and materials of any kind, whether oral or recorded in any medium, concerning the Disclosing Party or any of its Affiliates, obtained directly or indirectly from the Disclosing Party or any of its Affiliates or Representatives in connection with the transactions contemplated by this Agreement, the Trust Agreement and the Security and Control Agreement, except information which (a) is or becomes generally available to the public other than as a result of disclosure by the Receiving Party or its Representatives in violation of the terms of this Agreement or any other confidentiality or non-disclosure obligation binding on the Receiving Party or its Affiliates, (b) becomes available to the Receiving Party on a non-confidential basis from a third party not affiliated with the Receiving Party other than the Disclosing Party or its Representatives not known by the Receiving Party to be in breach of an obligation of confidentiality to the other party, (c) is independently developed by the Receiving Party without the use or benefit of any information that would otherwise be Confidential Information or without violating any of the Receiving Party’s obligations under this Agreement or any other confidentiality or non-disclosure obligation binding on the Receiving Party or its Affiliates or (d) was information already in the possession of the Receiving Party and which was not subject to any obligation to keep such information confidential; provided, that the identity of the parties and the existence of this Agreement shall not be considered “Confidential Information” hereunder.
“Contested Claim” shall have the meaning set forth in Section 8.03(b).
“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Control shall be presumed to exist if any Person, directly or indirectly, owns, controls, holds the power to vote or holds proxies representing ten percent (10%) or more of the voting securities of any other Person. The terms “Controlled,” “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.
“Custodian” shall have the meaning set forth in Section 6.02(a).
“Customers” means policyholders, contractholders, insureds, annuitants and beneficiaries, as applicable.
“Data Room” means the “Project Star” electronic data room established and maintained by Intralinks.
“Disclosing Party” shall have the meaning set forth in Section 18.16.
“Discretionary Elements” means any terms or features of a Subject Annuity that are subject to change at the election of the Cedant or that are otherwise within the discretion of the Cedant, including caps, spreads, participation rates, renewal credited interest rates and other interest crediting adjustments.
“ECR Ratio” shall have the meaning set forth in Section 10.05(a).
“ECR Recapture Event” shall have the meaning set forth in Section 13.04(a).
“ECR Triggering Event” shall have the meaning set forth in Section 10.02(b).
“Effective Date IMR” means $59,630,250.32, which the parties acknowledge and agree represents the interest maintenance reserve in respect of the Initial Funds Withheld Assets as of the Effective Time, determined in accordance with Cedant SAP, prior to any redeployment of the Initial Funds Withheld Assets on or following the Closing Date.
“Effective Time” means 12:00:01 a.m. Michigan time on June 1, 2020.
“Estimated Ceding Commission” shall have the meaning set forth in Section 3.03(a).
“Estimated Initial Premium” shall have the meaning set forth in Section 3.03(a).
“Estimated Recapture Asset Report” shall have the meaning set forth in Section 14.01(a).
“Estimated Recapture Payment” shall have the meaning set forth in Section 14.01(a).
“Estimated Recapture Payment Statement” shall have the meaning set forth in Section 14.01(a).

“Estimated Settlement Statement” shall have the meaning set forth in Section 3.03(a).
“Excess Capital Loss” shall have the meaning set forth in Section 15.03.
“Excess Loss Payment” means, for any applicable tax year, a payment of an amount equal to (a) A*B divided by (b) 1-B, where:
“A” = the Excess Capital Loss for such year; and
“B” = the United States federal corporate income tax rate in effect as of the last day of such year.
“Excluded Liabilities” means (a) any Cedant Extra-Contractual Obligations and (b) any liabilities resulting from any change to the terms of any Subject Annuity after the Effective Time in violation of Section 2.07.
“Expense Allowance” shall have the meaning set forth in Section 4.01.
“Expense Allowance Withholding Event” shall have the meaning set forth in Section 4.02.
“Extra-Contractual Obligations” means all liabilities or obligations and any other related expenses (including attorneys’ fees), other than those incurred under the express terms and conditions and within the limits of the Subject Annuities, whether to Customers, Governmental Authorities or any other Person, arising out of or relating to the Subject Annuities, including consequential, exemplary, punitive, compensatory, incidental, treble, bad faith, special, statutory or regulatory damages (or interest, fines, penalties, taxes, fees, forfeitures or similar charges of a penal or disciplinary nature), or any other form of extra-contractual damages or liability relating to the Subject Annuities, including those that arise from any alleged or actual act, error or omission (whether or not intentional, negligent, in bad faith or otherwise) relating to (a) the form, marketing, underwriting, production, sale, issuance, cancellation or administration of the Subject Annuities, (b) the investigation, defense, trial, settlement or handling of claims, benefits or payments arising out of, under or with respect to the Subject Annuities, (c) the failure to pay, or the delay in payment, of benefits, claims or any other amounts due or alleged to be due under or in connection with the Subject Annuities or errors in calculating or administering the payment of, benefits, claims or any other amounts due or alleged to be due under or in connection with the Subject Annuities, (d) the failure of any Subject Annuity to provide to the purchaser, policyholder or intended beneficiary thereof with the Tax treatment under the Code either that was purported to apply in materials provided by the issuer of such Subject Annuity, in each case at the time of its issuance (or any subsequent modification of such Subject Annuity) or for which such Subject Annuity was designed to qualify at the time of issuance (or subsequent modification), (e) any tax, penalty or interest imposed in respect of any withholding or reporting obligation of the Cedant in respect of taxes with respect to the Subject Annuities or (f) any other ex gratia payments made by the Cedant (i.e., payments the Cedant is not required to make under the terms of the Subject Annuities).
“Factual Information” shall have the meaning set forth in Section 16.01(g)(i).
“Fair Market Value” means (a) with respect to cash, as at any date of determination, the amount thereof and (b) with respect to an asset other than cash, the amount at which such asset could be bought or sold in a current transaction between willing parties other than in a forced or liquidation sale as of such date of determination; provided, that the Fair Market Value of any asset held in the OC Account shall be determined by the Reinsurer in accordance with Schedule 1.01(f).
“Final Recapture Asset Report” means the Proposed Recapture Asset Report, as finalized pursuant to the procedures set forth in Section 14.03.
“Final Recapture Payment Amount” means the Recapture Payment Amount set forth in the Final Recapture Payment Statement.
“Final Recapture Payment Statement” means the Proposed Recapture Payment Statement, as finalized pursuant to the procedures set forth in Section 14.03.
“Final Terminal Settlement Statement” means the Proposed Terminal Settlement Statement, as finalized pursuant to the procedures set forth in Section 14.03.
“Final Reinsurer Asset Report” means the Proposed Reinsurer Asset Report, as finalized pursuant to the procedures set forth in Section 14.03.
“First Level Consultation and Escalation Procedure” shall have the meaning set forth in Section 8.02(a).
“First Level Representatives” shall have the meaning set forth in Section 8.02(a).
“Funds Withheld Account” shall have the meaning set forth in Section 6.02(a).
“Funds Withheld Account Adjustment” shall have the meaning set forth in Section 5.04(b).

“Funds Withheld Account Adjustment Statement” shall have the meaning set forth in Section 5.02(b).
“Funds Withheld Balance” shall have the meaning set forth in Section 5.02(b).
“Funds Withheld Excess Withdrawals” shall have the meaning set forth in Section 6.02(e).
“Funds Withheld Investment Guidelines” means (a) prior to the occurrence of a Triggering Event, the Investment Guidelines attached as Exhibit C-1 (as amended from time to time in writing by mutual agreement of the Cedant and the Reinsurer) and (b) during the continuation of a Triggering Event, such Investment Guidelines to be amended as set forth on Exhibit C-2 (as amended from time to time in writing by mutual agreement of the Cedant and the Reinsurer).
“Funds Withheld Loss” shall have the meaning set forth in Section 15.03.
“Funds Withheld Percentage” means one hundred percent (100%).
“Funds Withheld Permitted Investments” means investments of the type permitted under the Funds Withheld Investment Guidelines.
“Funds Withheld Reserves” means, as of any date of determination, an amount equal to (a) the Funds Withheld Percentage multiplied by (b) the Reserves as of such date of determination.
“Governmental Authority” means any United States or non-United States federal, state or local or any supra-national, political subdivision, governmental, legislative, tax, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.
“Hedge Adjustment Amount” means, as of any date of determination, an amount equal to the greater of (a) (i) “A”, minus (ii) the product of “B” multiplied by “C”, and (b) zero (0); where:
“A” = with respect to any hedges reflected in the Reference Hedge Portfolio, an amount equal to the value of the hedges in the Reference Hedge Portfolio as of 4:00 p.m. Eastern Time on the Closing Date;

“B” = 2.53%; and

“C” = the aggregate indexed account value as of the Effective Time for all Subject Annuities that are fixed indexed annuities calculated as the sum of the “Notional” column in the “Details” tab in the Reference Hedge Portfolio.

For purposes of determining “A” above, the value of the hedges in the Reference Hedge Portfolio as of the Closing Date will be calculated in the same manner as the “value” column as set forth in the “Details” tab in the Reference Hedge Portfolio with a lapse factor of 100%. As of June 11, 2020, the Hedge Adjustment Amount was $18,866,726.
“Hedge Collateral Account” means, collectively, the separate subaccounts of the Trust Account established in accordance with the Trust Agreement to hold any variation margin collateral posted by the applicable Hedge Counterparty in favor of the Reinsurer in respect of the Reinsurer Hedges.
“Hedge Collateral Assignment Agreement” shall have the meaning set forth in Section 6.01(b).
“Hedge Counterparty” shall have the meaning set forth in Section 6.01(b).
“Indemnified Party” means, as the context requires, (a) a Reinsurer Indemnitee, as it may be entitled to any indemnification payment from the Cedant pursuant to Section 17.02, or (b) a Cedant Indemnitee, as it may be entitled to any indemnification payment from the Reinsurer pursuant to Section 17.03.
“Indemnifying Party” means, as the context requires, (a) the Cedant, as it may have liability for any indemnification payment to a Reinsurer Indemnitee pursuant to Section 17.02, or (b) the Reinsurer, as it may have liability for any indemnification payment to a Cedant Indemnitee pursuant to Section 17.03.
“Independent Accountant” means a jointly selected partner or senior employee at BDO USA LLP or, if such Person is unwilling or unable to serve, a jointly selected partner or senior employee at a nationally recognized accounting firm, which such firm (a) has appropriate actuarial and accounting experience, (b) is not the auditor or independent accounting firm of Athene Holding Ltd. or any of its subsidiaries or the Cedant or any of its Affiliates and (c) is otherwise independent and impartial; provided, however, that if the parties are unable to select such accounting firm within twenty (20) Business Days of being notified that such Person is unwilling or unable to serve, either party may request the American Arbitration Association’s International Centre for Dispute Resolution to appoint within ten (10) Business Days from the date of such request, or as soon as practicable thereafter, a partner or senior employee at a nationally recognized accounting firm that is not the auditor or independent accounting firm of Athene Holding Ltd. or any of its subsidiaries or the Cedant or any of its Affiliates, who is a certified public accountant and who is independent and impartial, to be the Independent Accountant.
“Independent Expert” shall have the meaning set forth in Section 8.02(b).
“Initial Funds Withheld Account Adjustment Statement” has the meaning set forth in Section 3.04(a).
“Initial Funds Withheld Assets” shall have the meaning set forth in Section 3.03(a).
“Initial Premium” shall have the meaning set forth in Section 3.01(b).
“Initial Premium Adjustment” shall have the meaning set forth in Section 3.05(h).
“Insolvency Event” means, with respect to any Person, the occurrence of any of the following events, acts, occurrences or conditions, whether such event, act, occurrence or condition is voluntary or involuntary or results from the operation of law or pursuant to or as a result of compliance by any Person with any judgment, decree, order, rule or regulation of any Governmental Authority: (a) such Person commences a voluntary case concerning itself under any insolvency laws, makes a proposal or makes notice of intention to make a proposal or otherwise commences any other proceeding under any bankruptcy, rehabilitation, liquidation, conservation, dissolution, reorganization, arrangement, adjustment of debt, relief of debtors, insolvency or similar law of any applicable jurisdiction whether now or hereafter in effect relating to such Person (any of the foregoing, an “Insolvency Proceeding”); (b) an involuntary Insolvency Proceeding is commenced against such Person; (c) a receiver, trustee, interim receiver, receiver and manager, liquidator or rehabilitator is appointed for, or takes charge of, all or substantially all of the property of such Person; (d) any order for relief or other order approving any such case or proceeding is entered; (e) such Person is adjudicated insolvent or bankrupt; (f) such Person suffers any appointment of any receiver, trustee, interim receiver, receiver and manager, custodian, rehabilitator or the like for it or any substantial part of its property, which appointment continues undischarged or unstayed for a period of thirty (30) days; (g) such Person makes a general assignment for the benefit of creditors; (h) such Person fails to pay, or states that it is unable to pay, or is unable to pay, its debts generally as they become due; (i) such Person calls a meeting of its creditors with a view of arranging a composition or adjustment of its debts; (j) such Person, by any act or failure to act, consents to, approves of or acquiesces in any of the foregoing; or (k) any corporate action is taken by such Person for the purpose of effecting any of the foregoing items (a) through (j).
“Interest Rate” means the greater of (a) the annual yield rate, on the date to which the 90-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of three (3) months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519) and (b) zero (0).
“Interim Funds Withheld Account Adjustment” shall have the meaning set forth in Section 3.04(a).
“Interim Settlement Date” shall have the meaning set forth in Section 3.04(a).
“Interim Settlement Date Funds Withheld Balance” means (a) the Statutory Book Value as of the Effective Time of the Initial Funds Withheld Assets held in or, with respect to the Boxed Assets and the Transferred Notes, allocated to the Funds Withheld Account as of the Interim Settlement Date plus (b) the aggregate amount of any cash held in the Funds Withheld Account as of the Interim Settlement Date plus (c) the Statutory Book Value as of the Interim Settlement Date of any Funds Withheld Permitted Investments (other than the Initial Funds Withheld Assets) held in the Funds Withheld Account as of the Interim Settlement Date.
“Investment Agreement” means that certain Investment Agreement between Brooke Holdco and the Reinsurer, dated as of June 18, 2020.
“Investment Management Agreement” shall have the meaning set forth in Section 6.02(b).
“Investment Manager” shall have the meaning set forth in Section 6.02(b).
“IPO” means a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, demerger, spin-off, split-off, direct listing, or other similar transaction that results in the public listing of any equity securities or any equity securities of a direct or indirect parent of Brooke Holdco (other than Prudential).
“IRS” shall have the meaning set forth in Section 15.01(b).
“Law” means any United States or non-United States federal, state or local statute, law, ordinance, regulation, code, governmental order or other requirement, rule or administrative interpretation enacted, promulgated, issued, enforced or entered by any Governmental Authority.
“Letter of Credit” shall have the meaning set forth in Section 9.05.
“Letter of Credit Excess Draws” shall have the meaning set forth in Section 9.07.

“Level One Negotiations” shall have the meaning set forth in Section 5.03(a).
“Level Two Negotiations” shall have the meaning set forth in Section 5.03(a).
“LOC Provider” means any provider of a Letter of Credit that is set forth on the “List of Qualified U.S. Financial Institutions” established and maintained by the National Association of Insurance Commissioners and reasonably satisfactory to the Cedant and the Reinsurer; provided, that the Cedant shall be permitted to consider, among other things, the Cedant’s overall credit exposure with respect to such proposed LOC Provider in determining whether such proposed LOC Provider is satisfactory.
“Losses” means any damages, losses, claims, demands, actions, suits, proceedings, payments, judgments, Taxes and out-of-pocket costs and expenses (including reasonable legal fees) and costs and expenses of investigating or contesting any of the foregoing.
“Maximum Additional Letter of Credit Amount” means, as of any date of determination, the Additional Letter of Credit Percentage multiplied by the Reserves as of such date of determination.
“Milliman” means Milliman, Inc.
“Minimum Threshold Amount” means an amount equal to five million dollars ($5,000,000).
“Net Settlement Amount” shall have the meaning set forth in Section 5.02(b).
“New Domiciliary State” has the meaning set forth in Section 16.04(e).
“Non-Public Personal Information” shall have the meaning set forth in Section 18.16(b).
“Notes” shall have the meaning set forth in Section 16.02(f).
“Notice of Cessation of Exclusive Control” shall have the meaning set forth in the Security and Control Agreement.
“Objecting Party” shall have the meaning set forth in Section 5.03(a).
“OC Account” means, collectively, all of the subaccounts of the Trust Account other than the Hedge Collateral Accounts.
“OC Account Investment Guidelines” means (a) prior to the occurrence of a Triggering Event, the Investment Guidelines attached as Exhibit D‑1 (as amended from time to time in writing by mutual agreement of the Cedant and the Reinsurer) and (b) during the continuation of a Triggering Event, such Investment Guidelines to be amended as set forth on Exhibit D‑2 (as amended from time to time in writing by mutual agreement of the Cedant and the Reinsurer).
“OC Account Permitted Investments” means investments of the type permitted under the OC Account Investment Guidelines.
“Permits” shall have the meaning set forth in Section 16.01(e).
“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.
“Premiums” means all premiums, considerations, deposits, payments, policy fees, policy loan principal and interest and other amounts received by the Cedant in respect of the Subject Annuities.
“Pro Forma Recapture Report” shall have the meaning set forth in Section 14.01(a).
“Product Tax Rules” means the Tax Laws with respect to (a) the requirements for the Subject Annuities to qualify for certain Tax treatment and (b) the Tax reporting and withholding applicable to the Subject Annuities. For the avoidance of doubt, “Product Tax Rules” include section 72 of the Code and the Treasury Regulations promulgated thereunder, and related administrative guidance and judicial interpretations.
“Proposed Recapture Asset Report” shall have the meaning set forth in Section 14.02.
“Proposed Recapture Payment Statement” shall have the meaning set forth in Section 14.02.
“Proposed Reinsurer Asset Report” shall have the meaning set forth in Section 14.02.
“Proposed Terminal Settlement Statement” shall have the meaning set forth in Section 14.03(a).

“Prudential” means Prudential plc.
“Quarterly Accounting Period” means each calendar-quarter period ending after the Effective Time and prior to the termination of this Agreement; provided that (a) the initial Quarterly Accounting Period shall commence at the Effective Time and (b) the final Quarterly Accounting Period shall commence on the first day of the applicable calendar quarter and end on the Termination Date.
“Quarterly Reports” means the Cedant Quarterly Report and the Reinsurer Quarterly Asset Report.
“Quarterly Settlement Dispute Representative” means, in the case of the Cedant, the individual set forth on Schedule 1.01(a) and, in the case of the Reinsurer, the individual set forth on Schedule 1.01(b); provided, however, that either party may, as to its own Quarterly Settlement Dispute Representative, designate a new Quarterly Settlement Dispute Representative at any time upon notice to the other party.
“RBC Ratio” shall have the meaning set forth in Section 10.05(a).
“RBC Recapture Event” shall have the meaning set forth in Section 13.04(a).
“RBC Triggering Event” shall have the meaning set forth in Section 10.02(b).
“Recapture Closing Date” shall have the meaning set forth in Section 13.03(b).
“Recapture Effective Time” means 12:00:01 a.m. Michigan time on the first day of the calendar quarter in which the Recapture Closing Date occurs.
“Recapture Event” shall have the meaning set forth in Section 13.04.
“Recapture Notice” means any notice of recapture provided in accordance with Section 14.03(a).
“Recapture Payment Adjustment” shall have the meaning set forth in Section 14.03(g).
“Recapture Payment Amount” means the amount of the payment due to the Cedant in respect of the recapture of the Reinsured Liabilities equal to the sum of (a) the Reserves as of the Recapture Effective Time plus (b) the Triggering Event IMR as of the Recapture Effective Time, minus (c) the Unamortized Ceding Commission as of the Recapture Effective Time.
“Recapture Payment Statement” means, as applicable, the Estimated Recapture Payment Statement, the Proposed Recapture Payment Statement or the Final Recapture Payment Statement.
“Recapture Review Period” shall have the meaning specified in Section 14.03(a).
“Receiving Party” shall have the meaning set forth in Section 18.16(a).
“Reconciliation Statement” shall have the meaning set forth in Section 3.05(a).
“Reconciliation Statement Objection” shall have the meaning set forth in Section 3.05(b).
“Recoverables” shall have the meaning set forth in Section 3.06.
“Reference File” means, collectively, the excel files titled “03.31.2020 FIA Infor v6.xlsx” and “Fixed Annuity Detail 03-31-2020.xlxs”.
“Reference Hedge Portfolio” means the hypothetical hedge portfolio set forth in the excel file referenced on Schedule 1.01(g).
“Regulatory Action” shall have the meaning set forth in Section 8.03(b).
“Reinsurance Credit Event” shall have the meaning set forth in Section 10.01.
“Reinsured Liabilities” means (a) Benefit Payments, (b) guaranty fund assessments payable by the Cedant to the extent relating to premiums received by the Cedant with respect to the Subject Annuities and (c) Reinsurer Extra-Contractual Obligations; provided, that in no event shall “Reinsured Liabilities” include any Excluded Liabilities.
“Reinsurer” shall have the meaning set forth in the Preamble.
“Reinsurer BEAT Event” means a BEAT Event resulting from a breach by the Reinsurer of its covenant set forth in Section 15.02(d).

“Reinsurer Books and Records” means originals or copies of all records and all other data and information (in whatever form or medium maintained) in the possession, custody or control of the Reinsurer to the extent related to the Subject Annuities, the Reinsured Liabilities or the assets held in the Trust Account; provided, however, that in no event shall “Reinsurer Books and Records” include (a) Tax returns and Tax records and all other data and information with respect to Taxes (other than with respect to premium taxes, excise taxes and similar Taxes), (b) files, records, data and information with respect to the employees of the Reinsurer and its Affiliates, (c) records, data and information with respect to any employee benefit plan established, maintained or contributed to by the Reinsurer or its Affiliates, (d) any materials prepared for the boards of directors of the Reinsurer or its Affiliates, (e) any corporate minute books, stock records or similar corporate records of the Cedant or its Affiliates, (f) any materials that are legally privileged, it being understood that the Reinsurer shall use commercially reasonable efforts to obtain waivers or make other arrangements that would enable any such item to be accessed by the Cedant without impinging on the ability to assert such privilege, (g) consolidated regulatory filings made by the Reinsurer and its Affiliates and any correspondence with Governmental Authorities not relating to the Subject Annuities or the Reinsured Liabilities or (h) any internal drafts, opinions, valuations, correspondence or other materials produced by, or provided between or among, the Reinsurer and its Affiliates or Representatives with respect to the negotiation or valuation of the transactions contemplated pursuant to the Investment Agreement.
“Reinsurer Extra-Contractual Obligations” means all Extra-Contractual Obligations relating to the Subject Annuities to the extent caused by or arising from any act or omission of the Reinsurer or any of its Affiliates.
“Reinsurer Financial Statements” shall have the meaning set forth in Section 16.03(h).
“Reinsurer Hedges” shall have the meaning set forth in Section 6.01(b).
“Reinsurer Indemnitees” means the Reinsurer, each of its subsidiaries and Affiliates, and its and their respective officers, directors, employees, agents, successors and assigns.
“Reinsurer Quarterly Asset Report” shall have the meaning set forth in Section 5.01(a).
“Reinsurer SAP” means the statutory accounting principles and practices prescribed by the Bermuda Monetary Authority applicable to Bermuda long-term Class E insurance companies.
“Reinsurer Termination Event” means any failure by the Cedant (or any successor by operation of law of the Cedant, including, but not limited to, any receiver, liquidator, rehabilitator, conservator or similar Person of the Cedant) to pay any material undisputed amount due to the Reinsurer under this Agreement payable by the Cedant and such failure has not been cured within forty-five (45) days after written notice thereof from the Reinsurer.
“Reinsurer Termination Notice” shall have the meaning set forth in Section 13.06.
“Related Party” means a “related party” within the meaning of Section 59(A)(g) of the Code.
“Representatives” of a Person means the directors, officers, employees, advisors, agents, stockholders, limited partners, equityholders, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates.
“Representatives of Senior Management” means, in the case of the Cedant, the individuals set forth on Schedule 1.01(c) and, in the case of the Reinsurer, the individuals set forth on Schedule 1.01(d); provided, however, that either party may, as to its own Representative of Senior Management, designate a new Representative of Senior Management at any time upon notice to the other party.
“Required Balance Statement” shall have the meaning set forth in Section 5.02(b).
“Required Trust Balance” means, as of any date of determination, an amount equal to (a) (i) the Required Trust Percentage multiplied by (ii) (A) the Reserves as of such date of determination (as set forth in the report delivered by the Cedant to the Reinsurer pursuant to Section 5.02(b)), plus (B) (x) prior to the occurrence of a Triggering Event, the Ceded IMR (as set forth in the report delivered by the Cedant to the Reinsurer pursuant to Section 5.02(b)) and (y) during the continuance of a Triggering Event, the Triggering Event IMR (as set forth in the report delivered by the Cedant to the Reinsurer pursuant to Section 5.02(b)), minus (b) the Maximum Additional Letter of Credit Amount, minus (c) the aggregate purchase cost as of such date of determination of any in-force Reinsurer Hedges (as set forth in the report delivered by the Reinsurer to the Cedant pursuant to Section 5.01(c)), minus (d) an amount equal to the excess of (i) the aggregate face amount of any Letters of Credit as of such date of determination over (ii) the Additional Letter of Credit Amount as of such date of determination, minus (e) the Funds Withheld Balance, minus (f) the aggregate remaining unamortized balance of all Excess Loss Payments, if any, as of such date of determination.
“Required Trust Percentage” means (a) prior to the occurrence of a Triggering Event, ninety-nine percent (99%) and (b) during the continuation of a Triggering Event, one hundred and one percent (101%).
“Reserves” means, as of any date of determination, an amount equal to, with respect to the Subject Annuities, the aggregate statutory reserves, as of such date of determination, maintained by the Cedant in respect of the Reinsured Liabilities (without regard to the transactions contemplated by this Agreement) for purposes of its statutory financial statements, determined in accordance with Cedant SAP in a manner consistent with the Cedant’s historical practices utilizing reserving methods and assumptions for applying Cedant SAP which are consistent with the methods and assumptions utilized by the Cedant to prepare the Reference File; provided that in the event that, following a required change in Cedant SAP that occurs after the Closing Date, any deviation from such historical practices, methods and assumptions for applying Cedant SAP is required in order to comply with Cedant SAP, the Cedant and the Reinsurer shall cooperate in good faith to update such practices, methods and assumptions to minimize the impact of such change in Cedant SAP, provided that any such updated practices, methods and assumptions comply with Cedant SAP; provided, further, that, in no event will the Reserves include (a) additional actuarial reserves (as used in connection with Cedant SAP), if any, established by the Cedant as a result of any asset adequacy analysis or cash flow testing, (b) any asset valuation reserves (as used in connection with Cedant SAP) established by the Cedant, (c) any interest maintenance reserve (as used in connection with Cedant SAP) established by the Cedant or (d) any voluntary or other discretionary reserves, or any other reserve not directly attributable to specific Subject Annuities.
“Retrocession Confidentiality Obligations” shall have the meaning set forth in Section 18.16(a).
“Review Period” shall have the meaning set forth in Section 3.05(b).
“SAP Financial Statements” shall have the meaning set forth in Section 16.01(j).
“Second Level Consultation and Escalation Procedure” shall have the meaning set forth in Section 8.02(a).
“Second Level Representatives” shall have the meaning set forth in Section 8.02(a).
“Securities Intermediary” shall have the meaning set forth in the Recitals.
“Security and Control Agreement” shall have the meaning set forth in the Recitals.
“Servicing Agreements” shall have the meaning set forth in Section 16.01(o)(ii).
“Settlement Statement” shall have the meaning set forth in Section 5.02(b).
“Solvency Ratio Reporting Period” shall have the meaning set forth in Section 10.05(b).
“Statement of Objection” shall have the meaning set forth in Section 14.03(a).
“Statutory Book Value” means, as of any date of determination, (a) with respect to any cash or asset in the Funds Withheld Account, the carrying value of the subject asset as of such date of determination for purposes of the Cedant’s statutory financial statements, determined in accordance with Cedant SAP and (b) with respect to any cash or asset in the OC Account, the carrying value of the subject asset as of such date of determination for purposes of the Reinsurer’s statutory financial statements, determined in accordance with Reinsurer SAP.
“Subject Annuities” means (a) all fixed annuity and fixed indexed annuity policies, contracts, binders or slips written by the Cedant prior to the Effective Time that are listed in the excel files referenced on Schedule 1.01(e) and in-force as of the Effective Time, including any riders and any supplements, endorsements or amendments thereto, and extensions thereof, as of the Effective Time, and (b) all supplementary contracts issued by the Cedant on or following the Effective Time upon the annuitization of any annuity contract referenced in clause (a).
“Surrender Charge Period” shall have the meaning set forth in Schedule 2.03.
“Tax” or “Taxes” means all income, premium, alternative minimum, accumulated earnings, personal holding company, capital stock, gross receipts, value added, registration, premium, retaliatory, customs duties, severance, environmental, real property, personal property, ad valorem, occupancy, license, occupation, social security, disability, unemployment, workers’ compensation, estimated, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, transfer, payroll, stamp taxes or any other taxes (whether payable directly or by withholding) imposed by any Tax Authority in each case, together with any interest and any penalties thereon or additional amounts with respect thereto; provided that any guaranty fund assessment or escheatment obligation shall not be treated as a Tax.
“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Treaty” shall have the meaning set forth in Section 15.01(b).
“Termination Date” shall have the meaning set forth in Section 13.01.
“Third Party Claim” shall have the meaning set forth in Section 17.04(a).
“Transferred Notes” shall have the meaning set forth in Section 16.02(f).
“Triggering Event” shall have the meaning set forth in Section 10.02.

“Triggering Event IMR” means, as of any date of determination, an amount equal to the greater of (a) (i) the portion of the Effective Date IMR that remains unamortized as of such date plus (ii) the interest maintenance reserve relating to the assets maintained in or, with respect to the Boxed Assets and the Transferred Notes, allocated to, the Funds Withheld Account, determined in accordance with Cedant SAP, consisting of the pre-tax unamortized deferred gains and losses in respect of the assets maintained in or, with respect to the Boxed Assets and the Transferred Notes, allocated to, the Funds Withheld Account, that is created on or following the Closing Date that is unamortized as of such date and (b) zero (0).
“Trust Account” shall have the meaning set forth in Section 9.01.
“Trust Agreement” shall have the meaning set forth in the Recitals, as such agreement may be amended from time to time by the parties.
“Trustee” shall have the meaning set forth in the Recitals.
“Unamortized Ceding Commission” means an amount equal to the product of the Ceding Commission multiplied by a fraction, the numerator of which is (a) twenty (20) minus (b) the full number of years that have elapsed from the Effective Time to the Recapture Effective Time and the denominator of which is twenty (20).
“Unfunded LOC Amount” shall have the meaning set forth in Section 9.05.
“Withheld Expense Allowance” shall have the meaning set forth in Section 4.02.
ARTICLE II
REINSURANCE OF REINSURED LIABILITIES
Section 2.01    Plan of Reinsurance. Subject to the terms and conditions of this Agreement, as of the Effective Time, the Cedant hereby cedes to the Reinsurer, and the Reinsurer hereby accepts and agrees to assume and reinsure, on a combined funds withheld coinsurance and coinsurance basis, one hundred percent (100%) of the Reinsured Liabilities. The reinsurance effected under this Agreement shall be maintained in force, without reduction, unless such reinsurance is terminated as provided herein.
Section 2.02    Follow the Fortunes. Subject to the terms and conditions of this Agreement, the Reinsurer’s liability under this Agreement shall attach simultaneously with that of the Cedant under the Subject Annuities and the Reinsured Liabilities, and the Reinsurer’s liability under this Agreement shall be subject in all respects to the same terms, rates, conditions, interpretations, waivers, proportion of premiums paid to the Cedant without any deductions for brokerage, and to the same modifications, alterations, terminations, recaptures and cancellations, as the respective Subject Annuities and Reinsured Liabilities to which liability under this Agreement attaches, the true intent of this Agreement being that the Reinsurer shall, subject to the terms, conditions and limits of this Agreement, follow the fortunes of the Cedant under the Subject Annuities, and the Reinsurer shall be bound, without limitation, by all payments and settlements under the Subject Annuities entered into by or on behalf of the Cedant, subject in each case to the Cedant’s duty to discharge its obligations in accordance with the terms of this Agreement, including with respect to the exercise of any defenses, set-offs and counterclaims to which the Cedant would be entitled with respect to the Reinsured Liabilities.
Section 2.03    Discretionary Elements. The Cedant shall establish all Discretionary Elements in respect of the Subject Annuities taking into account the recommendations of the Reinsurer. The Reinsurer will be permitted to provide recommendations to the Cedant regarding the Discretionary Elements and, if so provided, the Cedant shall not unreasonably take any actions that contravene such recommendations and shall promptly incorporate such recommendations to the extent they comply with applicable Law and the terms of the Subject Annuities; provided, that it shall be deemed unreasonable for the Cedant to take any actions that contravene, or to fail to incorporate, any such recommendation to the extent that such recommendation provides for Discretionary Elements that are consistent with the policy with respect to Discretionary Elements reflected on Schedule 2.03 attached hereto. If the Cedant takes any actions that contravene such recommendations or otherwise fails to incorporate such recommendations, it shall promptly notify the Reinsurer in writing thereof.
Section 2.04    Ultimate Authority. Except as otherwise provided herein, and subject to the terms and conditions hereof, the Cedant shall retain the ultimate authority to make all final decisions with respect to the administration of the Subject Annuities.
Section 2.05    Reinstatement of Subject Annuities. Upon the reinstatement of any surrendered Subject Annuity, which reinstatement is in accordance with the terms and conditions of such Subject Annuity, the Reinsurer shall, upon receipt of written notice thereof from the Cedant, (a) automatically reinsure the Reinsured Liabilities arising out of or relating to such reinstated Subject Annuity as set forth in Section 2.01 and (b) be entitled to receive all Recoverables relating to such reinstated Subject Annuity.
Section 2.06    Restriction on Retrocession. The Reinsurer may only retrocede, in the aggregate, an amount less than twenty-five percent (25%) of the Reinsured Liabilities to a Person either (a) with a financial strength rating at least equal to “A2,” “A” or “A” from two (2) or more of Moody’s Investors Service, Inc., A.M. Best Ratings Services, Fitch Ratings Inc. and Standard & Poor’s Financial Services LLC, respectively, or (b) approved in writing by the Cedant prior to such retrocession (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that no such restriction on retrocession shall apply to retrocessions to an Affiliate of the Reinsurer.

Section 2.07    Policy Changes. The Cedant shall not, without the prior written consent of the Reinsurer, terminate, amend, modify or waive any provision or provisions of the Subject Annuities, except to the extent required by applicable Law or the terms of the Subject Annuities; provided that any termination, amendment, modification or waiver of any provision or provisions of the Subject Annuities that results from any election by a Customer of a Subject Annuity pursuant to a term or feature of such Subject Annuity shall not be considered a termination, amendment, modification or waiver for purposes of this Section 2.07. Any such terminations, amendments, modifications or waivers made without the prior written consent of the Reinsurer shall be disregarded for purposes of this Agreement, and the reinsurance with respect to the affected policy will continue as if such termination, amendment, modification or waiver had not been made.
Section 2.08    Programs of Internal Replacement. Without the prior written consent of the Reinsurer, the Cedant shall not solicit, or allow any of its Affiliates to solicit, directly or indirectly, Customers of the Subject Annuities in connection with any program of internal replacement. A “program of internal replacement” means any program sponsored or supported by the Cedant or any of its Affiliates that is offered to all or a class of Customers and in which a Subject Annuity or a portion of a Subject Annuity is targeted for replacement by, or exchange for, another policy that is written by the Cedant or any Affiliate of the Cedant, or any successor or assignee of any of them; provided, however, that, for the avoidance of doubt, any program executed by any of the Cedant’s distribution channels without sponsorship or support from the Cedant, regardless of the effects thereof on the Subject Annuities, shall not constitute a “program of internal replacement.” In the event that the Reinsurer reasonably determines that any such program executed by any of the Cedant’s distribution channels has occurred, then the Reinsurer may provide notice to the Cedant of the Reinsurer’s desire to reinsure annuity contracts issued pursuant to any such program. Upon receipt of the Reinsurer’s notice thereof, the Cedant shall discuss with the Reinsurer in good faith providing the opportunity for the Reinsurer to reinsure any annuity contracts that are issued by the Cedant or any of its Affiliates in replacement of, or in exchange for, a Subject Annuity or a portion of a Subject Annuity in connection with any such program on terms mutually agreeable to the Reinsurer and the Cedant. For the avoidance of doubt, the Cedant shall have no obligation to monitor whether any such program is being executed by any of the Cedant’s distribution channels.
Section 2.09    Misstatement of Fact. In the event of a change in the amount payable under a Subject Annuity due to a misstatement of fact, the Reinsurer’s liability with respect to such Subject Annuity will change proportionately. Such Subject Annuity will be rewritten from commencement on the basis of the adjusted amounts using premiums and such other terms based on the correct facts, and the proper adjustment for the difference in Premiums, without interest, will be made.
Section 2.10    Conservation Program. Upon the request of the Reinsurer, the Cedant shall reasonably cooperate and discuss in good faith the development and implementation of a conservation program with respect to the Subject Annuities. All costs, expenses and fees associated with any such conservation program shall be borne by the Reinsurer.
Section 2.11    IMR. The Cedant and the Reinsurer agree that the Ceded IMR shall be ceded to the Reinsurer.
Section 2.12    Valuation of Liabilities. The Cedant shall be responsible for calculating the Reserves and the tax reserves with respect to the Subject Annuities. Except to the extent required to comply with changes to applicable Law, the Cedant shall not modify or change its valuation methodology or basis for valuation, including valuation interest rates or mortality assumptions, in respect of the Subject Annuities without the prior written consent of the Reinsurer.
ARTICLE III
REINSURANCE PREMIUM; CEDING COMMISSION
Section 3.01    Initial Premium.
(a)    The Initial Premium shall be payable by the Cedant to the Reinsurer on the Closing Date. The payment of the Initial Premium is a condition precedent to the liability of the Reinsurer under this Agreement. The Cedant’s obligation to pay the Initial Premium to the Reinsurer shall be satisfied on the Closing Date in accordance with Section 3.03(b). The Initial Premium and the components thereof shall be subject to adjustment following the Closing Date in accordance with Section 3.05.
(b)    The “Initial Premium” shall be an amount equal to:
(i)    the aggregate statutory reserves, as of the Effective Time, in respect of the Reinsured Liabilities (without regard to the transactions contemplated by this Agreement), determined in a manner consistent with the Cedant’s historical practices utilizing reserving methods and assumptions for applying Cedant SAP which are consistent with the reserving methods and assumptions utilized by the Cedant to prepare the Reference File; plus
(ii)    the Effective Date IMR.
Section 3.02    Ceding Commission. The Ceding Commission shall be payable by the Reinsurer to the Cedant on the Closing Date. The Reinsurer’s obligation to pay the Ceding Commission to the Cedant shall be satisfied on the Closing Date in accordance with Section 3.03(b). The payment of the Ceding Commission shall be subject to adjustment following the Closing Date in accordance with Section 3.05.

Section 3.03    Closing Date Net Settlement.
(a)    Prior to the date hereof, the Cedant has delivered to the Reinsurer a statement (the “Estimated Settlement Statement”) setting forth (i) the Cedant’s good faith calculation of (A) the amount of the Initial Premium, calculated on an estimated basis as of the Closing Date (such amount, the “Estimated Initial Premium”) and (B) the Ceding Commission calculated using the Hedge Adjustment Amount calculated on an estimated basis as of June 11, 2020 (the “Estimated Ceding Commission”) and (ii) a list of the assets to be deposited into the Funds Withheld Account or otherwise allocated to the Funds Withheld Account on the Closing Date pursuant to Section 3.03(b) (the “Initial Funds Withheld Assets”), and the Cedant’s good faith calculation of the Statutory Book Value of each such asset as of the Effective Time (inclusive of accrued interest).
(b)    On the Closing Date, in satisfaction of the Cedant’s obligation to pay the Initial Premium to the Reinsurer and the Reinsurer’s obligation to pay the Ceding Commission to the Cedant, the Cedant shall transfer Initial Funds Withheld Assets into the Funds Withheld Account (or, with respect to the Boxed Assets and the Transferred Notes, allocate such Initial Funds Withheld Assets to the Funds Withheld Account pursuant to Section 16.02(f) or (g), as applicable) with an aggregate Statutory Book Value (inclusive of accrued interest) as of the Effective Time equal to (i) the Estimated Initial Premium minus (ii) the Estimated Ceding Commission.
Section 3.04    Initial Funds Withheld Account Adjustment; Initial OC Account Funding.
(a)    On the fifth (5th) Business Day following the Closing Date (the “Interim Settlement Date”), the parties shall conduct an initial Funds Withheld Account Adjustment as of such date (the “Interim Funds Withheld Account Adjustment”). The Interim Funds Withheld Account Adjustment shall be calculated and reported to the Reinsurer by the Cedant substantially in the form attached hereto as Schedule 3.04(a) (the “Initial Funds Withheld Account Adjustment Statement”), and such amount shall be payable as follows:
(i)    if the Funds Withheld Reserves as of the Effective Time minus the Interim Settlement Date Funds Withheld Balance is positive, then the Reinsurer shall pay to the Cedant for immediate allocation to the Funds Withheld Account an amount equal to such positive amount; or
(ii)    if the Funds Withheld Reserves as of the Effective Time minus the Interim Settlement Date Funds Withheld Balance is negative, then the Cedant shall withdraw cash or assets selected by the Reinsurer with a Statutory Book Value equal to the absolute value of such negative amount from the Funds Withheld Account and transfer to (A) the OC Account, on behalf of the Reinsurer, cash or assets with a Fair Market Value equal to the Required Trust Balance as of the Closing Date and (B) the Reinsurer, any such cash or assets not transferred to the OC Account.
(b)    If the Fair Market Value of the assets transferred to the OC Account by the Cedant pursuant to Section 3.04(a)(ii)(A) is less than the Required Trust Balance as of the Closing Date, then on the Interim Settlement Date, the Reinsurer shall deposit into the OC Account OC Account Permitted Investments with a Statutory Book Value equal such deficiency.
Section 3.05    Post-Closing Adjustment.
(a)    Within sixty (60) days following the Closing Date, the Cedant shall deliver to the Reinsurer a statement (the “Reconciliation Statement”) prepared in good faith by the Cedant in the same form as the Estimated Settlement Statement setting forth the Cedant’s good faith calculation of (i) the actual amount of the Initial Premium (such amount, the “Actual Initial Premium”) and (ii) the actual Ceding Commission calculated using the actual Hedge Adjustment Amount as of the Closing Date (the “Actual Ceding Commission”).
(b)    Following receipt of the Reconciliation Statement, the Reinsurer shall have sixty (60) days (the “Review Period”) to review such Reconciliation Statement. In connection with the review of the Reconciliation Statement, the Cedant shall provide, and shall cause its Affiliates to provide, the Reinsurer and its Representatives, upon the request of the Reinsurer, reasonable access to the Cedant Books and Records and all work papers and supporting detail prepared by the Cedant and its Representatives and advisors in connection with the preparation of the Reconciliation Statement and make reasonably available to the Reinsurer and its Representatives personnel of the Cedant and its Affiliates that have been involved in the preparation of the Reconciliation Statement. If the Reinsurer has accepted the Reconciliation Statement in writing or has not given written notice to the Cedant setting forth any objection to the Reconciliation Statement (a “Reconciliation Statement Objection”) prior to the expiration of the Review Period, then the Reconciliation Statement shall be final and binding upon the parties. The Reinsurer may only object to a Reconciliation Statement on the basis of (i) mathematical error, (ii) the Actual Initial Premium not being determined in accordance with the terms hereof, including the definition of “Initial Premium” or (iii) the Actual Ceding Commission not being determined in accordance with the terms hereof, including the definitions of “Ceding Commission” and “Hedge Adjustment Amount” (collectively, the “Agreed Bases”). If the Reinsurer delivers a Reconciliation Statement Objection to the Reconciliation Statement prior to the expiration of the Review Period, then the parties shall attempt to amicably resolve any such objection within thirty (30) days following receipt by the Cedant of the Reconciliation Statement Objection.
(c)    If any such objections are resolved in writing by the parties, then such resolutions shall be final and binding upon the parties and shall be incorporated into the Reconciliation Statement. If any such objections are not resolved in writing within thirty (30) days following receipt by the Reinsurer of the Reconciliation Statement, then the parties shall submit any such objections which remain unresolved to the Independent Accountant.

(d)    Within ten (10) Business Days of the appointment of the Independent Accountant, the Cedant shall provide the Independent Accountant with a copy of the Reconciliation Statement (as modified by any adjustments agreed to in writing by the parties pursuant to Section 3.05(c)), and the Reinsurer and the Cedant shall each prepare and deliver to the Independent Accountant a written report of such line item or items remaining in dispute, which report shall set forth the specific dollar amount proposed by such party for each such item or items and a detailed explanation of the basis and rationale for such party’s positions.
(e)    The Independent Accountant shall thereafter finally determine the manner in which such disputed item or items shall be treated in the Reconciliation Statement and issue a written award including a reasonably detailed accounting of any required change to the Reconciliation Statement. In making its determination, the Independent Accountant shall (i) consider only those items that are (A) identified in the Reconciliation Statement Objection as in dispute and (B) were not resolved in writing by the Reinsurer and the Cedant, (ii) base its determination solely on such reports submitted by the Reinsurer and the Cedant and the Agreed Bases and not on the basis of an independent review, (iii) not assign a value to any item greater than the greatest value for such item claimed by either the Reinsurer in the Reconciliation Statement Objection or the Cedant in the Reconciliation Statement, or less than the smallest value for such item claimed by either the Reinsurer in the Reconciliation Statement Objection or the Cedant in the Reconciliation Statement, as applicable, and (iv) barring exceptional circumstances, make its determination within thirty (30) days of its appointment; provided that the failure of the Independent Accountant to make its determination in such thirty (30) day period shall not be grounds to defend against or object to the enforcement of such determination.
(f)    Each of the Reinsurer and the Cedant agree to enter into a customary engagement letter with the Independent Accountant. The Reinsurer and the Cedant shall reasonably cooperate with the Independent Accountant and shall provide, upon the request of the Independent Accountant, any non-privileged information and documentation, including any actuaries’ or accountants’ work papers or internal reserving papers, files and models, and make reasonably available to the Independent Accountant personnel of the Cedant and its Affiliates, on the one hand, and the Reinsurer and its Affiliates, on the other hand, in each case that have been involved in the preparation of the Reconciliation Statement; provided, however, that the independent actuaries or accountants of the Reinsurer or the Cedant shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent actuaries or accountants, as applicable. Any such information and documentation provided by the Reinsurer or the Cedant to the Independent Accountant shall concurrently be provided to the other party to the extent not already so provided; provided, however, that the independent actuaries or accountants of the Reinsurer or the Cedant shall not be obligated to make any working papers available to the other party unless and until the other party has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent actuaries or accountants, as applicable. Neither party shall disclose to the Independent Accountant, and the Independent Accountant shall not consider for any purpose, any settlement discussions or settlement offer made by either party with respect to any objection under this Section 3.05 unless otherwise agreed in writing by both parties.
(g)    The determination by the Independent Accountant of the Actual Initial Premium and the Actual Ceding Commission shall be final and binding upon the parties; provided, however, that within three (3) Business Days after the transmittal of the Independent Accountant’s award, either party may request in writing to the Independent Accountant, with a copy thereof provided to the other party in accordance with Section 18.02, with such request solely limited to the Independent Accountant correcting any clerical, typographical or arithmetic errors in such award. The other party shall have three (3) Business Days to respond to the Independent Accountant in writing to such request, with a copy thereof provided to the other party in accordance with Section 18.02. The Independent Accountant shall dispose of such request, if no response was received during such three (3) Business Day period from the other party, within five (5) Business Days after receiving such request or, if such a response was received during such period, within three (3) Business Days of its receipt of such a response. The determinations by the Independent Accountant shall be an expert determination under Michigan Law governing expert determination and appraisal proceedings. Either party hereto may petition any court identified in Section 18.08 to reduce such decision to judgment. One-half of all fees, costs and expenses of retaining the Independent Accountant shall be borne by the Reinsurer and one-half of such fees, costs and expenses of retaining the Independent Accountant shall be borne by the Cedant. For the avoidance of doubt, the Independent Accountant shall act as an expert, not as an arbitrator, and neither the determination of the Independent Accountant, nor this agreement to submit to the determination of the Independent Accountant, shall be subject to or governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., or any state arbitration Law or regime.
(h)    The “Initial Premium Adjustment” shall be an amount equal to (i) (A) the amount of the Actual Initial Premium, as finalized pursuant to the procedures set forth in this Section 3.05, minus (B) the Estimated Initial Premium, minus (ii) (A) the Actual Ceding Commission, as finalized pursuant to the procedures set forth in this Section 3.05, minus (B) the Estimated Ceding Commission. If the Initial Premium Adjustment is positive, then the Cedant shall deposit into the Funds Withheld Account an amount of cash equal to the Initial Premium Adjustment within five (5) Business Days following the final determination of the Actual Initial Premium in accordance with the procedures set forth in this Section 3.05, together with an amount of interest on the Initial Premium Adjustment calculated at the Interest Rate for the period from the Closing Date to, but not including, the date of payment. If the Initial Premium Adjustment is negative, then the Cedant shall be permitted to withdraw from the Funds Withheld Account an amount of cash or, if sufficient cash is not available in the Funds Withheld Account, assets with a Fair Market Value equal to the absolute value of the Initial Premium Adjustment within five (5) Business Days following the final determination of the Actual Initial Premium in accordance with the procedures set forth in this Section 3.05, together with an amount of interest on the absolute value of the Initial Premium Adjustment calculated at the Interest Rate for the period from the Closing Date to, but not including, the date of payment.
Section 3.06    Ongoing Liabilities of Cedant. The Reinsurer shall be entitled to receive, in accordance with the settlement procedures set forth in Article V, one hundred percent (100%) of all Premiums in respect of the Subject Annuities and any and all other collections and recoveries relating to the Reinsured Liabilities and the Subject Annuities, in each case, to the extent received by or on behalf of the Cedant after the Effective Time (the “Recoverables”).

Section 3.07    Ongoing Liabilities of ReinsurerSection 3.07    Ongoing Liabilities of Reinsurer2. From and after the Effective Time, the Reinsurer shall indemnify the Cedant, in accordance with the settlement procedures set forth in Article V, for the Reinsured Liabilities.
ARTICLE IV
EXPENSE ALLOWANCE
Section 4.01    Expense Allowance. From and after the Effective Time, the Cedant shall be entitled to an expense allowance (the “Expense Allowance”), which Expense Allowance shall be paid to the Cedant in accordance with the settlement procedures set forth in Article V and calculated in accordance with Schedule 4.01. The Reinsurer shall not be liable for any other allowances or expenses with respect to the Subject Annuities except as set forth in the definition of “Reinsured Liabilities”.
Section 4.02    Reinsurer’s Right to Withhold. Notwithstanding anything to the contrary set forth in Section 4.01, in the event that any issue, question or concern is identified with respect to the Cedant’s (or any third-party administrator’s or agent’s) performance of the Administrative Services and such issue, question or concern has not been resolved pursuant to the procedures set forth in Section 8.02(a) and has resulted in a pattern and practice of materially deficient performance of the Administrative Services by the Cedant (or such third-party administrator or agent) that has caused or would reasonably be expected to cause the Reinsurer to sustain economic damages in an aggregate amount, together with economic damages in respect of all issues, questions or concerns that remain unresolved under Section 8.02(a) in excess of the Minimum Threshold Amount, other than any issue, question or concern that is the subject of a pending dispute pursuant to Section 5.03 (each, an “Expense Allowance Withholding Event”), the Reinsurer shall have the right to withhold an amount of the Expense Allowance payable to the Cedant pursuant to Section 4.01 equal to the amount of economic damages sustained as a result of such materially deficient performance (the “Withheld Expense Allowance”). The Reinsurer shall have the right to withhold any Withheld Expense Allowance with respect to each Quarterly Accounting Period during the continuance of the applicable Expense Allowance Withholding Event, and upon an Expense Allowance Withholding Event no longer continuing, the Reinsurer shall pay (i) to the Cedant the amount, if any, by which the Withheld Expense Allowance exceeded the economic damages actually sustained by the Reinsurer as a result of such materially deficient performance and (ii) the full amount of the Expense Allowance to the Cedant beginning in the subsequent Quarterly Accounting Period in accordance with Section 5.04.
ARTICLE V
ACCOUNTING, SETTLEMENT AND REPORTING
Section 5.01    Reinsurer Reporting.
(a)    Within ten (10) Business Days after the end of each Quarterly Accounting Period, the Reinsurer shall deliver to the Cedant a report (the “Reinsurer Quarterly Asset Report”) in the form of, and containing for such Quarterly Accounting Period the information reflected in, Schedule 5.01(a), including (a) a listing of each OC Account Permitted Investment on deposit in the OC Account, (b) the Statutory Book Value and the Fair Market Value of such OC Account Permitted Investments, both on an asset-by-asset basis and an aggregate basis, and (c) a listing of each Reinsurer Hedge and the purchase cost of the Reinsurer Hedges, both on an asset-by-asset and an aggregate basis.
(b)    Within ten (10) Business Days following the end of each Quarterly Accounting Period, the Reinsurer shall deliver to the Cedant a report setting forth, with respect to structured credit assets held in the Funds Withheld Account, projected cash flows provided by the Investment Manager or book value calculations prepared by the Reinsurer, which shall be used by the Cedant in connection with the preparation of the Cedant Quarterly Report for such Quarterly Accounting Period.
(c)    The Reinsurer shall provide the Cedant with an estimated calculation of its ECR Ratio and its RBC Ratio, each in accordance with Section 10.05.
(d)    Upon request, the Reinsurer will promptly provide the Cedant with any additional information related to the reinsurance being provided hereunder that the Cedant may reasonably request in connection with the preparation of its financial statements.
Section 5.02    Cedant Reporting.
(a)    The Cedant shall deliver to the Reinsurer a monthly report (i) within five (5) Business Days following the end of each calendar month, a report of the Subject Annuities in a form mutually agreed by the Reinsurer and the Cedant, which shall include, among other things, a roll-forward of policy count, account values and Reserves with respect to the Subject Annuities and (ii) within three (3) Business Days following the end of each calendar month, a report containing seriatim information identified on Schedule 5.02(a)(ii) with respect to each of the Subject Annuities, which shall be redacted such that it does not include information identifiable to an individual Customer.
(b)    Within ten (10) Business Days after the end of each Quarterly Accounting Period, the Cedant shall deliver to the Reinsurer a report (the “Cedant Quarterly Report”) in the form of, and containing for such Quarterly Accounting Period the information reflected in, Schedule 5.02(b), including (i) a statement (the “Settlement Statement”), in the form of Schedule 5.02(b)(i), which shall set forth (A) calculations of the net amounts due to the Reinsurer from the Cedant or to the Cedant from the Reinsurer, as applicable for the applicable Quarterly Accounting Period (the “Net Settlement Amount”), which, for the avoidance of doubt, shall take into account any amounts directly discharged by or on behalf of the Cedant by means of withdrawal from the Funds Withheld Account in accordance with Section 6.02(c) and shall include

(1) Recoverables received by or on behalf of the Cedant or its Affiliates during such Quarterly Accounting Period, (2) Reinsured Liabilities actually paid by Cedant during such Quarterly Accounting Period, (3) the Expense Allowance in respect of such Quarterly Accounting Period and (4) any Excess Loss Payment or amortization thereof and (B) the Statutory Book Value of the Funds Withheld Permitted Investments held in or, with respect to the Boxed Assets and the Transferred Notes, allocated to, the Funds Withheld Account as of the end of such Quarterly Accounting Period, both on an asset-by-asset basis and an aggregate basis and reflecting any realized investment results on the assets held in or, with respect to the Boxed Assets and the Transferred Notes, allocated to, the Funds Withheld Account for the current Quarterly Accounting Period (such aggregate Statutory Book Value, the “Funds Withheld Balance”), the Funds Withheld Reserves as of the end of such Quarterly Accounting Period and the Funds Withheld Account Adjustment for such Quarterly Accounting Period, (ii) a statement (the “Required Balance Statement”), in the form of Schedule 5.02(b)(ii), which shall set forth the Required Trust Balance as of the end of such Quarterly Accounting Period, (iii)  a report of the assets held in or, with respect to the Boxed Assets and the Transferred Notes, allocated to, the Funds Withheld Account and an investment accounting report, in the form of Schedule 5.02(b)(iii), which shall include holdings, book value roll-forward and income reports, in each case on a CUSIP level (based on, with respect to structured credit assets, cash flows provided by the Investment Manager or book value calculations provided by the Reinsurer pursuant to Section 5.01(b)) and (iv) a report setting forth a calculation of the Ceded IMR and the Triggering Event IMR.
(c)    Within fifteen (15) Business Days following the end of each Quarterly Accounting Period, the Cedant shall provide to the Reinsurer a copy of any log of Customer complaints maintained by or on behalf of the Cedant relating to the Subject Annuities.
(d)    No later than 4:00 p.m. Eastern Time on each Business Day on which the Cedant withdraws cash from the Funds Withheld Account to pay, or to reimburse the Cedant for the payment of, Benefit Payments, the Cedant shall provide written notice of the net withdrawal amount thereof to the Reinsurer.
(e)    The Cedant shall deliver to the Reinsurer the information identified on Schedule 5.02(e) in accordance with the terms thereof. The parties shall from time to time amend Schedule 5.02(e) as necessary to ensure the adequacy of reporting thereunder.
(f)    Upon request, the Cedant will, within a reasonable time frame, promptly provide the Reinsurer with any additional information related to the Subject Annuities and the transactions contemplated by this Agreement that the Reinsurer may reasonably request in connection with the preparation of its financial statements. The Reinsurer will identify and communicate any such requests to the Cedant sufficiently in advance of any required deadlines, to the extent practicable, such that the applicable information and timing for the provision thereof can be mutually agreed by the parties.
Section 5.03    Dispute Resolution.
(a)    If the Cedant has any good faith objection to the calculation of any valuation set forth in any Reinsurer Quarterly Asset Report or the Reinsurer has any good faith objection to any item or items in any Cedant Quarterly Report, the Cedant or the Reinsurer, as applicable (in such capacity, the “Objecting Party”), shall deliver to the other party written notice thereof, together with reasonable supporting detail concerning the Objecting Party’s objection within thirty (30) days after its receipt of the applicable Quarterly Report. The parties hereby acknowledge and agree that their respective ability to object to Quarterly Reports in accordance with this Section 5.03 is exclusive of all other rights of the parties to challenge such Quarterly Reports. If a notice of objection in respect of a Quarterly Report is provided by an Objecting Party to the other party, the Quarterly Settlement Dispute Representatives of each of the Cedant and the Reinsurer shall attempt in good faith to resolve any such objections between themselves, which negotiations shall be conducted within ten (10) Business Days following the delivery of a notice of objection (“Level One Negotiations”). If an objection is so resolved between the Cedant and the Reinsurer, then the applicable Quarterly Report shall be amended as agreed in writing between the parties. If such Quarterly Settlement Dispute Representatives are unable to resolve any such objections within ten (10) Business Days after the parties have commenced Level One Negotiations, then such objections shall be referred to the Representatives of Senior Management for resolution (“Level Two Negotiations”).
(b)    If the parties are unable to reach resolution on a Quarterly Report pursuant to Section 5.03(a) within ten (10) Business Days after the parties have commenced Level Two Negotiations, either party may submit the dispute to the Independent Accountant. The parties shall instruct the Independent Accountant to limit its review to matters objected to by the Objecting Party and not resolved by written agreement of the parties, and the decision of such Independent Accountant with respect to any such dispute shall be (i) in the case of an objection by the Cedant, compliant with the definition of Statutory Book Value or Fair Market Value, as applicable, and (ii) in all cases, (A) final and binding on the parties, (B) within the range of the parties’ dispute and (C) incorporated into the applicable Quarterly Report; provided, however, that the Cedant or the Reinsurer may request that the Independent Accountant correct any clerical, typographical or computational errors in its decision within three (3) Business Days of the delivery of such decision to such party.
(c)    The fees of such Independent Accountant shall be borne equally by the parties.
(d)    Each party agrees to enter into a customary engagement letter with the Independent Accountant. Each party shall reasonably cooperate with the Independent Accountant and shall provide, upon the request of the Independent Accountant, any non-privileged information and documentation, including any actuaries’ or accountants’ work papers or internal actuarial or accounting records or reserving papers, files and models, and make reasonably available to the Independent Accountant such personnel that have been involved in the preparation of the Cedant Quarterly Report, the Reinsurer Quarterly Asset Report or the notice of objection, as applicable; provided, however, that the independent actuaries or accountants of each party shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent actuaries or accountants, as applicable. Any such information and documentation provided by the parties to the Independent Accountant shall concurrently be provided to the other party to the extent not already so provided; provided, however, that the independent actuaries or accountants of each party shall not be obligated to make any working papers available to the other party unless and until the other party has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent actuaries or accountants, as applicable. Without limitation of the foregoing, in connection with the review of a Reinsurer Quarterly Asset Report, a Cedant Quarterly Report or a dispute relating to any of the foregoing, each party shall provide, and shall cause its Affiliates to provide, to the other party, upon the request of such other party, reasonable access to the Cedant Books and Records or the Reinsurer Books and Records (as applicable) and all work papers and supporting detail prepared by such party and its Representatives and advisors in connection with the preparation of a Quarterly Report or a Cedant Quarterly Report (as applicable) or a dispute relating to any of the foregoing, and make reasonably available to the requesting party personnel that have been involved in the preparation of the Reinsurer Quarterly Asset Report or Cedant Quarterly Report (as applicable) or a dispute relating to any of the foregoing.
(e)    A party’s obligation to make payment pursuant to Section 5.04 or, in the case of the Reinsurer, to make a deposit to the OC Account pursuant to Section 9.02, to the extent such payment amount or deposit amount is not in dispute, shall become due on the date specified in such Sections, irrespective of the pendency of any dispute initiated pursuant to this Section 5.03. Any disputed amounts that are subsequently determined to be due shall be paid or deposited with interest calculated thereon at the Interest Rate from the date such payment or deposit would have been due if not disputed to the date of payment or deposit. Any amounts paid by a party pursuant to Section 5.04 that are subsequently determined not to be due shall be refunded to such party with interest calculated thereon at the Interest Rate from the date of payment thereof to the date prior to the date of refund.
Section 5.04    Quarterly Settlement Payments; Funds Withheld Account Adjustments; Delayed Payments.
(a)    The Net Settlement Amount payable under this Agreement shall be calculated by the Cedant and reported to the Reinsurer in the Cedant Quarterly Report delivered with respect to such Quarterly Accounting Period. Each Net Settlement Amount shall be payable as follows:
(i)    if the Net Settlement Amount as shown on the Settlement Statement is a positive amount, then the Cedant shall deposit cash equal to such amount into the Funds Withheld Account; or
(ii)    if the Net Settlement Amount as shown on the Settlement Statement is a negative amount, then the Cedant shall withdraw from the Funds Withheld Account cash equal to the absolute value of such amount; provided, that if that the absolute value of such negative Net Settlement Amount is greater than the cash in the Funds Withheld Account as of the time of withdrawal, then the Reinsurer shall pay the amount of such difference to the Cedant in cash no later than five (5) Business Days after receipt by the Reinsurer of written notice of such deficiency.
(b)    The Funds Withheld Account Adjustment payable under this Agreement shall be calculated by the Cedant and reported to the Reinsurer in the Cedant Quarterly Report delivered with respect to such Quarterly Accounting Period. Each Funds Withheld Account Adjustment shall be payable as follows:
(i)    if the Funds Withheld Account Adjustment reflected in the Funds Withheld Account Adjustment Statement for the applicable Quarterly Accounting Period is positive, then the Reinsurer shall pay to the Cedant for immediate deposit into the Funds Withheld Account an amount equal to the Funds Withheld Account Adjustment; or
(ii)    if the Funds Withheld Account Adjustment reflected in the Funds Withheld Account Adjustment Statement for the applicable Quarterly Accounting Period is negative, then the Cedant shall withdraw cash or assets selected by the Reinsurer with a Statutory Book Value equal to the absolute value of the Funds Withheld Account Adjustment from the Funds Withheld Account and transfer such cash or assets to the Reinsurer.
For purposes hereof, “Funds Withheld Account Adjustment” shall mean, as of any date of determination, an amount equal to (a) the Funds Withheld Reserves as of such date, minus (b) the Funds Withheld Balance as of such date, minus (c) any Net Settlement Amounts due and unpaid by the Cedant as of such date.
(c)    Any payment, withdrawal, transfer or crediting of amounts required under this Section 5.04 shall be made within five (5) Business Days following the date of the delivery of the applicable Cedant Quarterly Report. If there is a delayed settlement of any payment due under this Section 5.04, interest will accrue on such overdue payment at the Interest Rate until settlement is made. For purposes of this Section 5.04, a payment will be considered overdue, and such interest will begin to accrue, on the first day immediately following the date such payment is due and a payment shall be deemed to be due hereunder on the last date on which such payment may be timely made under the applicable provision.
Section 5.05    Offset and Recoupment Rights. Any undisputed debits or credits incurred on and after the Effective Time in favor of or against either the Cedant or the Reinsurer with respect to this Agreement between the parties are deemed mutual debits or credits, as the case may be, and, to the extent permitted under applicable Law, shall be set off and recouped, and only the net balance shall be allowed or paid. This Section 5.05 shall apply to the fullest extent permitted by applicable Law notwithstanding the initiation or commencement of a liquidation, insolvency, rehabilitation, conservation, supervision or similar proceeding by or against the Cedant or the Reinsurer.
Section 5.06    No Set-off Against Other Agreements. Notwithstanding anything to the contrary in this Agreement, each of the parties acknowledges and agrees that it shall have no right hereunder or pursuant to applicable Law to offset any amounts due or owing (or to become due or owing) following the Effective Time to the other party under this Agreement against any amounts due or owing by such other party or any of its Affiliates under any other agreement, contract or understanding.
ARTICLE VI
HEDGING; FUNDS WITHHELD ACCOUNT
Section 6.01    Hedging.
(a)    The Reinsurer shall be responsible for hedging the index risk and other risks associated with the Subject Annuities.
(b)    From and after the date hereof, if the Reinsurer intends to acquire any fully paid derivatives for the purpose of hedging the index risk associated with the Subject Annuities with a derivatives counterparty (each, a “Hedge Counterparty”) with respect to which the Reinsurer and the Cedant have not already entered into a Hedge Assignment Agreement, then the Reinsurer shall provide the Cedant with a copy of the applicable “ISDA Master Agreement” (as defined in the Hedge Collateral Assignment Agreement) and, provided that such ISDA Master Agreement permits the Reinsurer to enter into only derivatives transactions thereunder that are fully paid by the Reinsurer and such ISDA Master Agreement includes: (i) a mark-to-market, optional termination clause providing for each such derivatives transaction to automatically terminate one (1) Business Day following notice from either Cedant or Reinsurer to the Hedge Counterparty that the Cedant has elected to recapture all of the Reinsured Liabilities in accordance with the terms hereunder, (ii) a “fully prepaid transaction” clause that prohibits the Hedge Counterparty from terminating the derivatives transactions under such ISDA Master Agreement due to an “Event of Default” or “Termination Event” with respect to the Reinsurer under the ISDA Master Agreement (except that, if required by a Hedge Counterparty, the ISDA Master Agreement may permit (x) termination under Section 5(a)(iii) of the ISDA Master Agreement with respect to a failure by Reinsurer to return posted collateral to the Hedge Counterparty and (y) termination under Section 5(b)(i) of the ISDA Master Agreement with respect to an illegality with respect to the ISDA Master Agreement or any transaction thereunder), then the parties shall promptly enter into a hedge collateral assignment agreement, substantially in the form attached hereto as Exhibit F, together with such changes as are reasonably required by the applicable Hedge Counterparty thereto and consented to by the Cedant and the Reinsurer (which consent shall not be unreasonably withheld, conditioned or delayed) (the “Hedge Collateral Assignment Agreement”), pursuant to which the Reinsurer shall collaterally assign, for the benefit of the Cedant, as additional collateral to secure the Reinsured Liabilities, all of the Reinsurer’s beneficial interest, in to or under the “Hedge Agreements” (as defined in the Hedge Collateral Assignment Agreement) (any such fully paid derivatives, the “Reinsurer Hedges”), including posted collateral, any and all payments, disbursements, distributions, or proceeds therein. The Reinsurer shall deposit (or cause to be deposited) into the OC Account any such payments, disbursements, distributions or proceeds (other than posted collateral) payable in respect of the Reinsurer Hedges. The Reinsurer shall cause each Hedge Counterparty to deposit any collateral posted by such Hedge Counterparty in respect of a Reinsurer Hedge into the applicable Hedge Collateral Account.
Section 6.02    Funds Withheld Account.
(a)    From and after the Effective Time, the Cedant shall establish and maintain on its books and records a funds withheld account, which, from and after the Closing Date, shall consist of two (2) segregated custody accounts (collectively, the “Funds Withheld Account”) with The Bank of New York Mellon (the “Custodian”) (i) which shall (A) be clearly designated as a segregated funds withheld account on the books and records (and in the information systems) of the Cedant and (B) be separate and apart from the general and other accounts of the Cedant (ii) into which the Initial Funds Withheld Assets shall be deposited or, solely with respect to the Boxed Assets and the Transferred Notes, allocated on the Closing Date in accordance with Section 3.03(b). The assets held in or, with respect to the Boxed Assets and the Transferred Notes, allocated to, the Funds Withheld Account shall be invested in and consist only of Funds Withheld Permitted Investments and shall be valued, for the purposes of this Agreement, according to their Statutory Book Value. In accordance with Cedant SAP, the Cedant elects to cede to the Reinsurer all capital gains and losses in respect of the Initial Funds Withheld Assets from and after the Effective Time and any other assets held in or, with respect to the Boxed Assets and the Transferred Notes, allocated to, the Funds Withheld Account from and after the Closing Date.
(b)    The Cedant shall retain, maintain, control and own all assets in the Funds Withheld Account. The assets in the Funds Withheld Account shall be managed in accordance with the Funds Withheld Investment Guidelines by Apollo Insurance Solutions Group LP as initial investment manager to provide investment management services with respect to the assets maintained in or, with respect to the Boxed Assets and the Transferred Notes, allocated to, the Funds Withheld Account (the “Investment Manager”) appointed by the Cedant pursuant to an investment management agreement in the form attached as Exhibit E (the “Investment Management Agreement”). If the Cedant and the Reinsurer agree to any amendments, modifications or changes to the Funds Withheld Investment Guidelines, then the Cedant shall instruct the Investment Manager to comply with such amendments, modifications or changes in writing in accordance with the terms of the Investment Management Agreement. The Cedant shall not propose any additional limitations (including with respect to asset allocations) on the assets maintained in or, with respect to the Boxed Assets and the Transferred Notes, allocated to, the Funds Withheld Account without the prior written consent of the Reinsurer. The Cedant shall not amend, modify or change the terms of the Investment Management Agreement, including the investment guidelines attached thereto, or remove or replace the Investment Manager, without the prior written consent of the Reinsurer; provided that the Cedant may, upon not less than thirty (30) days’ prior written notice to the Reinsurer upon the occurrence of a Cause Event, require the Reinsurer to identify a replacement investment manager that is reasonably satisfactory to the Cedant. For purposes hereof, a “Cause Event”

shall mean (i) a material violation by the Investment Manager of applicable Law which has or would reasonably be expected to have a material adverse impact on the Cedant or the Funds Withheld Account or (ii) the Investment Manager’s fraud, gross negligence or willful misconduct in performing or failing to perform any of its obligations under this Agreement. In the event that the Investment Manager is removed in accordance with the immediately preceding sentence or resigns, the Cedant shall appoint a replacement investment manager as designated by the Reinsurer. The replacement investment manager shall accept its appointment by entering into an investment management agreement in a form reasonably acceptable to the Cedant and the Reinsurer, and substantially similar to the Investment Management Agreement.
(c)    The Reinsurer shall bear the administrative costs and expenses related to the establishment and maintenance of the Funds Withheld Account, including the fees of the Custodian to the extent relating to the Funds Withheld Account, the fees of any investment manager appointed pursuant to Section 6.02(b) (including any sub-investment manager appointed in accordance with the Investment Management Agreement) and any licensing fees to the extent solely relating to the management of the assets maintained in the Funds Withheld Account. The Cedant shall promptly forward to the Reinsurer any invoice it receives relating to such costs and expenses.
(d)    The Cedant shall have the right to withdraw cash from the Funds Withheld Account, and such cash so withdrawn shall be utilized and applied by the Cedant (or any successor by operation of law of the Cedant, including any liquidator, rehabilitator, receiver or conservator of the Cedant), without diminution because of any insolvency, rehabilitation, conservatorship or comparable status on the part of the Cedant or the Reinsurer, only as follows:
(i)    to pay or reimburse the Cedant for any Benefit Payments paid by the Cedant;
(ii)    to pay any Net Settlement Amounts in accordance with Section 5.04(a); and
(iii)    to pay any Funds Withheld Account Adjustment to the Reinsurer in accordance with Section 5.04(b).
Notwithstanding the foregoing, if the amount of cash to be withdrawn from the Funds Withheld Account in accordance with this Section 6.02(d) is less than the amount of cash maintained in the Funds Withheld Account as of such date, then the Cedant shall notify the Reinsurer of such shortfall and the Reinsurer shall, within two (2) Business Days of its receipt of notice from the Cedant, (A) deposit additional cash into the Funds Withheld Account at least equal to such shortfall or (B) pay to the Cedant an amount in cash equal to such shortfall. Notwithstanding anything to the contrary in this Section 6.02(d), the Cedant may, subject to and in accordance with Section 5.04(b)(ii), withdraw non-cash assets from the Funds Withheld Account to pay any Funds Withheld Account Adjustment to the Reinsurer.
(e)    The Cedant shall promptly return to the Funds Withheld Account any assets, including investment income and other distributions received on such assets, withdrawn in excess of the actual amounts required in paragraphs (i) through (iii) immediately above or any amounts that are subsequently determined not to be due under such paragraphs (such withdrawals, “Funds Withheld Excess Withdrawals”). The Cedant shall also pay interest on any Funds Withheld Excess Withdrawals, calculated at the Interest Rate from and including the date of withdrawal to but excluding the date on which the Funds Withheld Excess Withdrawal is returned to the Funds Withheld Account. Any Funds Withheld Excess Withdrawals, including any investment income and other distributions and interest in respect thereof, shall at all times be held by the Cedant (or any successor by operation of law of the Cedant, including any liquidator, rehabilitator, receiver or conservator of the Cedant) in trust for the benefit of the Reinsurer and shall at all times be maintained separate and apart from any assets of the Cedant, for the sole purpose of funding the payments and reimbursements described in this Section 6.02.
(f)    Determinations of statutory impairments of assets maintained in or, with respect to the Boxed Assets and the Transferred Notes, allocated to, the Funds Withheld Account shall be made by the Cedant and shall be (i) based upon the statutory rules and guidelines and the impairment policy used by the Cedant and its auditors for purposes of calculating statutory impairments reflected in the Cedant’s statutory financial statements and (ii) subject to consultation between the Reinsurer and the Cedant. The Cedant shall promptly notify the Reinsurer in writing if the Cedant determines that any assets maintained in or, with respect to the Boxed Assets and the Transferred Notes, allocated to, the Funds Withheld Account have become impaired for purposes of determining Statutory Book Value. Such notice shall describe any such assets, the reason for the impairment and the effect on the Statutory Book Value of such assets. The Cedant shall provide to the Reinsurer any information relating to the assets maintained in the Funds Withheld Account reasonably requested by the Reinsurer from time to time to confirm that statutory impairments have been implemented in accordance with the terms of this Agreement.
(g)    The performance of the Initial Funds Withheld Assets from the Effective Time through the Closing Date and, thereafter, the assets maintained in or, with respect to the Boxed Assets and the Transferred Notes, allocated to, the Funds Withheld Account, including all investment income paid or accrued, investment gains or losses, asset hedge gains or losses, defaults and/or statutory impairments, will inure to the sole benefit or cost of the Reinsurer, and any such investment income or gains realized will be deposited into the Funds Withheld Account.
(h)    The Cedant shall promptly forward to the Reinsurer, copies of any statements or notices received by the Cedant to the extent relating to the Funds Withheld Account.

ARTICLE VII
ACCESS
Section 7.01    Right of Inspection and Audit. The Cedant shall maintain the Cedant Books and Records (a) in accordance with any and all applicable Laws and (b) with a degree of care and diligence similar to that used for its other businesses for its own account and in accordance with its internal record retention procedures and policies for its other businesses for its own account. Not more than once per calendar year, at reasonable times, for a reasonable duration and with not less than fifteen (15) Business Days’ prior notice to the Cedant, the Reinsurer or its Representatives, at the Reinsurer’s sole cost and expense, shall have (i) the right to inspect and audit the Cedant Books and Records, including as pertains to the payment of Reinsured Liabilities and the administration of the Subject Annuities and (ii) access to appropriate personnel of the Cedant; provided, however, that such audit shall not unreasonably interfere with the business and operations of the Cedant; provided, further, however, that the Cedant shall not be required to make available to the Reinsurer or its Representatives any document or information if the Cedant determines, in its reasonable judgment, that doing so would violate applicable Law or a contract or obligation of confidentiality owing to a non-Affiliated Person, jeopardize the protection of an attorney-client, attorney work product or other similar protection, privilege or immunity, or expose such party to liability for disclosure of sensitive or personal information, it being understood that the Cedant shall use commercially reasonable efforts to obtain waivers or make other arrangements that would enable any such item to be accessed by the Reinsurer or its Representatives without contravening applicable Law or obligation, destroying such privilege or exposing the Cedant to such liability. The Cedant shall use commercially reasonable efforts to respond to reasonable follow-up requests with respect to such inspection or audit following the conclusion of such inspection or audit. Without limitation of the foregoing, to the extent that the Cedant engages any third-party administrator in connection with the administration of the Subject Annuities, the Cedant shall provide (and ensure that such third-party administrator provides) the Reinsurer and its Representatives (x) access to the books, records and personnel of such third-party administrator to enable the Reinsurer or its Representatives to audit such third-party administrator and (y) the ability to review and monitor any activities relating to the conversion of the Subject Annuities and Administrative Services to any such third-party provider, in each case to the extent not inconsistent with the Cedant’s audit rights as respects such third-party administrator.
Section 7.02    Internal Controls. The Cedant shall establish and maintain an adequate system of internal controls and procedures for financial reporting relating to the Subject Annuities, including associated documentation, and shall make such documentation available for examination and inspection by the Reinsurer or its Representatives. All reports provided by the Cedant pursuant to Article V shall be prepared in accordance with such system and procedures and shall be consistent with the Cedant’s books and records.
ARTICLE VIII
ADMINISTRATION
Section 8.01    Administration. From and after the Closing Date, the Cedant shall provide all required, necessary and appropriate administrative and related services with respect to the Subject Annuities, including the billing and collection of any Recoverables and the administration of Benefit Payments (collectively, the “Administrative Services”). The Cedant agrees to perform the Administrative Services (a) in all material respects in accordance with the respective terms of the Subject Annuities, (b) in good faith and with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances, (c) in a manner consistent in all material respects with the standard of care employed by the Cedant in the performance of such services for other similar businesses for its account and (d) in accordance with applicable Law. In consideration for the administration to be provided by the Cedant, and subject to Section 4.02, the Reinsurer shall pay the Cedant the Expense Allowance in accordance with the settlement procedures set forth in to Article V. The Cedant shall not transfer, assign, delegate or subcontract the performance of any of the Administrative Services to a third party without the prior written consent of the Reinsurer (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Cedant may transfer, assign, delegate or subcontract the performance of any of the Administrative Services to (x) any Affiliate or (y) to any third-party administrator that the Cedant for itself or its Affiliates transfers, assigns, delegates or subcontracts the provision or furnishing of any particular administrative or related services for an amount of its other businesses on its own account that is not de minimis. In the event that the Cedant transfers, assigns, delegates or subcontracts the provision or furnishing of all administrative or related services for all of its other businesses on its own account to a third-party administrator, the Cedant shall also transfer the administration of the Subject Annuities to such third-party administrator. Without limiting the foregoing, (i) no transfer, assignment, delegation or subcontracting of the performance of Administrative Services shall relieve the Cedant from any of its obligations hereunder, and (ii) the Cedant shall remain responsible for all obligations or liabilities of such transferee, assignee, delegee or subcontractor with respect to the performance of the obligations hereunder as if performed by the Cedant.
Section 8.02    Consultation and Escalation Procedures.
(a)    Each of the Cedant and the Reinsurer shall designate a representative responsible for the oversight of the Cedant’s (or any third-party administrator’s or agent’s) performance of the Administrative Services (collectively, the “First Level Representatives”). The initial First Level Representatives of each of the parties is set forth on Schedule 8.02(a)(i), which First Level Representatives may be changed from time to time upon notice to the other Party pursuant to Section 18.02. If requested by the Reinsurer, within thirty (30) days following the date of such request, the First Level Representatives shall convene (in person, telephonically or by such other means as may allow the First Level Representatives to hear and understand each other) to discuss the Administrative Services performed by the Cedant (or any third-party administrator or agent) (the “First Level Consultation and Escalation Procedure”). To the extent any issue, question or concern is identified by a First Level Representative of either the Cedant or the Reinsurer during the First Level Consultation and Escalation Procedure, such First Level Representative shall work in good faith with its counterpart at the other party to seek to resolve the applicable issue, question or concern. To the extent that the First Level Representatives of the Cedant and the Reinsurer are unable to resolve such issue, question or concern within twenty (20) days of the commencement of the First Level Consultation and Escalation Procedure, as specified in the immediately preceding sentence, either party may, upon delivery of notice to the other party, elevate the issue, question or concern to a senior manager of each of the Cedant and the Reinsurer, as applicable, in each case, with responsibility for administration (each, a “Second Level Representative”). The initial Second Level Representatives of each of the parties is set forth on Schedule 8.02(a)(ii), which Second Level Representatives may be changed from time to time upon delivery of notice to the other Party pursuant to Section 18.02. Such Second Level Representatives shall confer within ten (10) days of delivery or receipt, as applicable, of a notice of the type specified in the immediately preceding sentence, or at such other time as such Second Level Representatives may mutually agree, and shall seek to resolve such issue, question or concern in an expeditious and equitable manner (the “Second Level Consultation and Escalation Procedure”). To the extent that the Second Level Representatives of Cedant and Reinsurer are unable to resolve such issue, question or concern within ten (10) days of the commencement of the Second Level Consultation and Escalation Procedure, as specified in the immediately preceding sentence and such issue, question or concern has resulted in a pattern and practice of materially deficient performance of the Administrative Services by the Cedant that has caused or would reasonably be expected to cause the Reinsurer to sustain economic damages in an aggregate amount together with economic damages in respect of all issues, questions or concerns that remain unresolved under this Section 8.02(a) in excess of the Minimum Threshold Amount, the Reinsurer may withhold the Withheld Expense Allowance pursuant to Section 4.02.
(b)    If the parties are unable to reach resolution with respect to such performance of Administrative Services within ten (10) days after the parties have commenced the Second Level Consultation and Escalation Procedure, then either party may submit the dispute to a neutral, mutually agreeable third party that is a current or former officer of a life insurance or life reinsurance company (other than the parties to this Agreement or their Affiliates) or other professional with experience in life insurance or reinsurance; provided, that such professional shall not have performed services for either party or their respective Affiliates within the previous five (5) years (the “Independent Expert”). The parties shall instruct the Independent Expert to (i) limit its review to matters that are the subject of the Second Level Consultation and Escalation Procedures and not resolved in accordance with Section 8.02(a) and (ii) make its determination with thirty (30) days after such dispute is submitted to the Independent Accountant. The decision of such Independent Expert with respect to any such matters shall be in all cases final and binding on the parties. The Cedant shall, at its sole cost and expense, as soon as reasonably practicable following the Independent Expert’s determination thereof, implement any requirements the Independent Expert determines are necessary in order to resolve such dispute with respect to such performance of Administrative Services.
(c)    The fees of such Independent Expert shall be borne equally by the parties.
(d)    Each party agrees to enter into a customary engagement letter with the Independent Expert. Each party shall reasonably cooperate with the Independent Expert and shall provide, upon the request of the Independent Expert, any non-privileged information and documentation, including any actuaries’ or accountants’ work papers or internal actuarial or accounting records or reserving papers, files and models, and make reasonably available to the Independent Expert applicable personnel; provided, however, that the independent actuaries or accountants of each party shall not be obligated to make any working papers available to the Independent Expert unless and until the Independent Expert has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent actuaries or accountants, as applicable. Any such information and documentation provided by the parties to the Independent Expert shall concurrently be provided to the other party to the extent not already so provided; provided, however, that the independent actuaries or accountants of each party shall not be obligated to make any working papers available to the other party unless and until the other party has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent actuaries or accountants, as applicable. Without limitation of the foregoing, in connection with the any such dispute relating to any of the foregoing, each party shall provide, and shall cause its Affiliates to provide, to the other party, upon the request of such other party, reasonable access to the Cedant Books and Records or the Reinsurer Books and Records (as applicable) and all work papers and supporting detail prepared by such party and its Representatives and advisors in connection with such dispute.
Section 8.03    Claims Settlement.
(a)    The Cedant is responsible for the settlement of claims with respect to the Reinsured Liabilities in accordance with this Article VIII.
(b)    The Cedant will notify the Reinsurer promptly of its intention to investigate, contest, compromise or litigate any claim involving a Subject Annuity (any such claim, a “Contested Claim”). Subject to Section 8.03(c), (i) the Reinsurer will not participate in the contest, compromise, litigation, arbitration or defense of any Contested Claim, (ii) the Reinsurer will have no obligation to the Cedant for reimbursement of expenses related to the contest, compromise, litigation, arbitration or defense of such Contested Claim and will not share in any subsequent reduction in liability relating to such Contested Claim and (iii) the Reinsurer shall discharge its liability with respect to any Contested Claim by paying to the Cedant the amount of such Contested Claim as originally presented to the Cedant.
(c)    The Reinsurer may elect to participate with the Cedant in the contest, compromise, litigation, arbitration or defense of any Contested Claim by delivering written notice thereof to the Cedant within fifteen (15) Business Days following the Reinsurer’s receipt of notice of such Contested Claim. If the Reinsurer so elects to participate with the Cedant in any contest, compromise, litigation, arbitration or defense of any Contested Claim, (i) the Cedant will promptly advise the Reinsurer of all significant developments, including notice of legal or arbitral proceedings (including consumer complaints or Actions by Governmental Authorities) initiated in connection with such Contested Claim, (ii)  the Reinsurer will reimburse the Cedant for the reasonable expenses of any contest, compromise, litigation, arbitration or defense of a Contested Claim, and will share in the reduction of liability in the same proportion, and (iii) if the Cedant obtains any recoveries in respect of a Contested Claim paid by it in accordance with the terms of any Subject Annuity, the Cedant shall promptly pay to the Reinsurer all such recoveries.

Section 8.04    Governmental Notices and Investigations.
(a)    The Cedant shall provide the Reinsurer, within ten (10) Business Days after receipt thereof, copies of any written notice or report from any Governmental Authority with respect to the business reinsured under this Agreement and a written summary of any oral communication with any Governmental Authority with respect to the business reinsured under this Agreement, in each case, if the subject of such notice, report or communication would, or would reasonably be expected to, adversely affect in any material respect the Reinsurer’s rights or economic interests in respect of the Subject Annuities.
(b)    To the extent permitted by applicable Law or regulation, the Cedant shall promptly notify the Reinsurer, in writing, of any and all pending or threatened in writing investigations, inquiries or examinations of the Cedant related to the Subject Annuities by any Governmental Authority commencing after the Closing Date, other than routine State insurance department examinations that do not relate to the business reinsured pursuant to this Agreement or would not otherwise reasonably be expected to adversely affect in any material respect the Subject Annuities or the performance by the Cedant of its obligations under this Agreement (a “Regulatory Action”). At the Reinsurer’s request, the Cedant shall provide the Reinsurer with a report of any Regulatory Actions, summarizing the nature of any such Regulatory Actions, the alleged actions or omissions, if any, giving rise to such Regulatory Actions and copies of any files or other documents that the Reinsurer may reasonably request in connection with its review of such Regulatory Action, other than any such files, documents and other information that is legally privileged, it being understood that the Cedant shall use commercially reasonable efforts to obtain waivers or make other arrangements that would enable any such item to be accessed by the Reinsurer without impinging on the ability to assert such privilege.
Section 8.05    Litigation. The Cedant shall promptly notify the Reinsurer of any Action (other than a Regulatory Action) that is material or that constitutes a class Action, in each case that is initiated or threatened in writing relating to the Subject Annuities or any Reinsured Liabilities. Upon the request of the Reinsurer, the Cedant shall promptly furnish to the Reinsurer copies of all pleadings, motions, memoranda or other information relating to such Action, other than such pleadings, motions, memoranda or other information that is legally privileged, it being understood that the Cedant shall use commercially reasonable efforts to obtain waivers or make other arrangements that would enable any such item to be accessed by the Reinsurer without impinging on the ability to assert such privilege.
ARTICLE IX
TRUST ACCOUNT; LETTER OF CREDIT
Section 9.01    Establishment of Trust Account. In accordance with the Trust Agreement attached hereto as Exhibit A, the Reinsurer, as grantor, has established a trust account comprising the OC Account and the Hedge Collateral Accounts (the “Trust Account”) with the Trustee, naming the Cedant as sole beneficiary thereof. The initial funding of the OC Account shall be effected in accordance with Section 3.04. Pursuant to the terms of the Trust Agreement, the assets in the OC Account, including the residual interest therein, shall be held in trust by the Trustee for the sole and exclusive benefit of the Cedant as security for the payment of the Reinsurer’s obligations to the Cedant under this Agreement. Pursuant to the terms of the Security and Control Agreement attached hereto as Exhibit B, a first priority security interest in the Collateral in favor of the Cedant shall be granted by the Reinsurer and perfected by the Cedant. During the term of the Trust Agreement, the Reinsurer shall not, and shall direct the Trustee not to, grant or cause to be created in favor of any third person any security interest whatsoever in any of the assets in the OC Accounts or in the residual interest therein.
Section 9.02    Cedant Withdrawals.
(a)    The Cedant shall have the right to withdraw assets from the OC Account only in the event of, and assets so withdrawn from the OC Account shall be utilized and applied by the Cedant (or any successor by operation of law of the Cedant, including, but not limited to, any liquidator, rehabilitator, receiver or conservator of the Cedant), without diminution because of any insolvency, rehabilitation, conservatorship or comparable status on the part of the Cedant or the Reinsurer only to pay or reimburse the Cedant for, any undisputed amounts due from the Reinsurer under the terms of this Agreement (including in respect of undisputed Reinsured Liabilities or undisputed amounts of the Expense Allowance), which amounts have not been paid by the Reinsurer within ten (10) Business Days following the applicable date of payment set forth hereunder.
(b)    The Cedant shall return to the OC Account, within five (5) Business Days, assets withdrawn in excess of all amounts due under this Section 9.02, or assets that are subsequently determined not to be due. The Cedant shall also pay interest on such excess, calculated at the Interest Rate from and including the date of withdrawal to but excluding the date on which such excess is returned to the OC Account. Any such excess amount, including any investment income and other distributions and interest in respect thereof, shall at all times be held by the Cedant (or any successor by operation of law of the Cedant, including any liquidator, rehabilitator, receiver or conservator of the Cedant) in trust for the benefit of the Reinsurer and shall at all times be maintained separate and apart from any assets of the Cedant, for the sole purpose of funding the payments and reimbursements described in this Section 9.02.
Section 9.03    OC Account Settlements. Within five (5) Business Days following the delivery of the Required Balance Statement for a Quarterly Accounting Period:
(a)    if the aggregate Statutory Book Value of the OC Account Permitted Investments on deposit in the OC Account (as reflected in the Reinsurer Quarterly Asset Report for such Quarterly Accounting Period) is less than the Required Trust Balance (as reflected in the Required Balance Statement for such Quarterly Accounting Period), then the Reinsurer shall deposit OC Account Permitted Investments in the OC Account with an aggregate Statutory Book Value at least equal to such shortfall; and

(b)    if the aggregate Statutory Book Value of the OC Account Permitted Investments on deposit in the OC Account (as reflected in the Reinsurer Quarterly Asset Report for such Quarterly Accounting Period) is greater than the Required Trust Balance (as reflected in the Required Balance Statement for such Quarterly Accounting Period), then the Reinsurer may, in accordance with the procedures set forth in the Trust Agreement, withdraw assets from the OC Account with an aggregate Statutory Book Value not greater than the excess determined pursuant to this Section 9.03(b).
Section 9.04    OC Account Substitutions. In addition to the withdrawal rights set forth above, the Reinsurer shall be permitted at any time to substitute all or any part of the assets in the OC Account with other OC Account Permitted Investments having an aggregate Statutory Book Value equal to or exceeding the aggregate Statutory Book Value of the substituted assets; provided, however, that at the time of any such substitution, the Fair Market Value of any OC Account Permitted Investment being deposited into the OC Account in connection with any substitution shall be equal to or greater than the Fair Market Value of the substituted asset.
Section 9.05    Letters of Credit. The Reinsurer shall be permitted to satisfy all or any portion of its overcollateralization requirement hereunder by obtaining one or more letters of credit from any LOC Provider for the benefit of the Cedant in a form reasonably satisfactory to the Cedant (each, a “Letter of Credit”). Subject to Sections 9.06 and 9.08, all costs, expenses and fees associated with Letters of Credit shall be borne by the Reinsurer. Cedant shall not be permitted to draw upon a Letter of Credit except to the extent that both (i) the Reinsurer fails to pay any amounts due under this Agreement within ten (10) days following its receipt of written notice of non-payment from the Cedant and (ii) the sum of (A) the then-current Fair Market Value of the assets held in the OC Account plus (B) any excess withdrawals from the OC Account in excess of the amount permitted under this Agreement has been reduced to zero (0). In the event the Cedant is so permitted to draw upon a Letter of Credit, any such draw shall be pro rata among all Letters of Credit; provided that if any LOC Provider fails to fund its pro rata portion of such permitted draw (the “Unfunded LOC Amount”), the Cedant shall be permitted to draw the Unfunded LOC Amount pro rata among the Letters of Credit from other LOC Providers.
Section 9.06    Letter of Credit Reductions. Subject to Section 9.08, upon the request of the Reinsurer, the Cedant shall cooperate with any reasonable request by the Reinsurer to reduce the face amount of any Letter of Credit, on a quarterly basis following the delivery of the Required Balance Statement, and shall promptly take such actions as may be reasonably required by any LOC Provider, including delivering any certificate, providing any consent or acknowledgement and returning any then-current Letter of Credit to the applicable LOC Provider in exchange for a new Letter of Credit reflecting such reduced amount, to enable such reduction; provided, that if the Cedant does not take such actions reasonably required by an LOC Provider to enable such reduction, then the Cedant shall reimburse the Reinsurer for any fees and commissions payable by the Reinsurer to any LOC Provider with respect to a Letter of Credit that exceed the amount of fees and commissions that would have been payable by the Reinsurer to such LOC Provider with respect to such Letter of Credit if it had been so reduced; provided, further, that the Cedant shall not be required to take any such actions if, after giving effect to such reduction, the Statutory Book Value of the assets maintained in the OC Account would be less than the Required Trust Balance.
Section 9.07    Excess Draws. The Cedant shall promptly return to the applicable LOC Provider any amounts drawn on a Letter of Credit in excess of the actual amounts permitted in Section 9.05 or any amounts that are subsequently determined not to be due under Section 9.05 (“Letter of Credit Excess Draws”); provided, that the Cedant shall return such Letter of Credit Excess Draws to the Reinsurer if the Reinsurer notifies the Cedant that the Reinsurer has repaid such Letter of Credit Excess Draws to such LOC Provider and provides evidence of such repayment reasonably satisfactory to the Cedant. The Cedant shall also pay interest on any Letter of Credit Excess Draws together with interest accrued at the Interest Rate from and including the date of such Letter of Credit Excess Draw to but excluding the date of return to the Reinsurer. Any amounts drawn on a Letter of Credit, including any Letter of Credit Excess Draws, shall be held by the Cedant or any successor in interest of the Cedant in trust for the benefit of the Reinsurer and shall at all times be maintained separate and apart from any assets of the Cedant, for the sole purposes described in Section 9.05.
Section 9.08    Additional Letter of Credit Amount.
(a)    The Reinsurer shall obtain, within five (5) Business Days following the Closing Date, one or more Letters of Credit for the benefit of the Cedant in an aggregate face amount at least equal to the Additional Letter of Credit Amount in order to provide collateral in respect of the Reinsurer’s obligations to the Cedant in respect of the Reinsured Liabilities. Thereafter, the Reinsurer shall use commercially reasonable efforts to maintain such Letters of Credit in an aggregate face amount at least equal to the Additional Letter of Credit Amount. The Cedant shall be permitted to reduce the Additional Letter of Credit Amount on a quarterly basis by providing the Reinsurer written notice thereof no later than five (5) Business Days prior to the end of each Quarterly Accounting Period, which reduction shall be effective as of the first day of the immediately succeeding Quarterly Accounting Period. In connection with any such request, the Cedant shall cooperate with the Reinsurer to reduce any Letters of Credit supporting the Additional Letter of Credit Amount in accordance with Section 9.06.
(b)    In the event that there has been a reduction to the Additional Letter of Credit Amount in accordance with Section 9.08(a), the Cedant shall be permitted to request the Reinsurer to procure one or more Letters of Credit in an aggregate face amount up to the excess of the Maximum Additional Letter of Credit Amount over the outstanding Additional Letter of Credit Amount (the amount of increase so requested, the “Additional LOC Increase Amount”) by providing the Reinsurer written notice thereof (an “Additional LOC Increase Request”). Upon receipt of any Additional LOC Increase Request, the Reinsurer shall use commercially reasonable efforts to obtain as promptly as reasonably practicable one or more additional Letters of Credit to support the Additional LOC Increase Amount at a cost acceptable to the Cedant; provided the Reinsurer shall not enter into any Letter of Credit supporting the Additional LOC Increase Amount without the prior written consent of the Cedant. For the avoidance of doubt, in no event shall the Additional Letter of Credit Amount exceed the Maximum Additional Letter of Credit Amount.

(c)    The Cedant shall reimburse the Reinsurer on a quarterly basis, in accordance with Section 5.04, for the Cedant’s share of the fees and expenses payable by the Reinsurer in connection with any Letters of Credit supporting the Additional Letter of Credit Amount (the “Additional LOC Costs”). The Additional LOC Costs with respect to any Quarterly Accounting Period shall be an amount equal to (i) with respect to all Additional Letters of Credit other than those supporting the Additional LOC Increase Amount, seventy-five (75) basis points of the Additional Letter of Credit Amount divided by four (4) and (ii) with respect to the Letters of Credit supporting the Additional LOC Increase Amount, the fees and expenses payable by the Reinsurer in connection with such Letters of Credit.
ARTICLE X
REINSURANCE CREDIT; TRIGGERING EVENTS
Section 10.01    Credit for Reinsurance. The parties intend that the Cedant be able to obtain full statutory financial statement credit for the reinsurance provided by this Agreement throughout the entire term of this Agreement. The Reinsurer shall promptly notify the Cedant in writing of any event with respect to the Reinsurer (including any change in the ratings of the Reinsurer) or change in its Permits that, if continuing as of the end of any financial statement period, would be reasonably likely to result in the Cedant being unable to take full statutory financial statement credit in the Cedant Domiciliary State for the reinsurance provided by this Agreement. The Cedant shall promptly notify the Reinsurer in writing of the occurrence of any other event or circumstance that has caused or will cause the Cedant to no longer receive such credit for reinsurance, which notice shall describe in reasonable detail the event or development requiring such notice. For purposes hereof, any event, change or other circumstance that has caused or will cause the Cedant to no longer receive such credit for reinsurance shall hereinafter be referred to as a “Reinsurance Credit Event.” Upon the occurrence of any Reinsurance Credit Event, the Reinsurer, at its own expense, shall, within twenty (20) Business Days following the occurrence of such event or, if earlier, five (5) Business Days prior to the end of the calendar quarter during which such event occurs, take all steps necessary to comply with all applicable Laws so as to permit the Cedant to obtain full credit for the reinsurance provided by this Agreement in the Cedant Domiciliary State throughout the entire term of this Agreement to the extent credit is not otherwise available under applicable Law, including the posting of letters of credit, establishing a credit for reinsurance trust, depositing additional assets in the Funds Withheld Account or providing other acceptable security in accordance with the terms hereof, it being understood that the Reinsurer shall have the sole discretion to elect among the methods available to it in order to maintain such credit for reinsurance; provided, however, that if such event occurs within five (5) Business Days prior to the end of a calendar quarter, then the Reinsurer shall take such action not later than the earlier of two (2) Business Days following the occurrence of such event and the end of such calendar quarter. Without limiting the generality of the foregoing, if any such event is the result of a downgrade of the Reinsurer’s ratings, then the Reinsurer shall adjust the amount of security provided hereunder to the extent necessary to satisfy the aggregate minimum collateral requirements that are necessary for the Cedant to cure the applicable Reinsurance Credit Event, which aggregate minimum collateral requirements as of the date hereof are set forth on Schedule 10.01. The Reinsurer and the Cedant shall cooperate in good faith to effectuate this provision. Notwithstanding anything contained in this Section 10.01 to the contrary, in the event that (a) there is a repeal of or amendment or other modification to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) that would authorize a Governmental Authority in any jurisdiction of the United States where the Cedant is licensed to transact business (other than the State of New York) to apply the applicable rules for credit for reinsurance in such jurisdiction to the Cedant and (b) the Cedant reasonably determines following consultation with the Reinsurer that it is obligated under applicable Law to comply with such rules in order to receive statutory financial statement credit in any such jurisdiction, then the Reinsurer shall take all steps necessary to enable the Cedant to obtain full statutory financial statement credit for the reinsurance provided by this Agreement in any such jurisdiction in addition to, and to the same extent as, the Cedant Domiciliary State.
Section 10.02    Triggering Event. For purposes of the Agreement, “Triggering Event” means each of the following:
(a)    an Insolvency Event of the Reinsurer;
(b)    the earlier to occur of (i) the Reinsurer’s ECR Ratio as set forth in the report delivered pursuant to Section 5.01(c) is less than one hundred and thirty-five percent (135%) as of the end of any Solvency Ratio Reporting Period (an “ECR Triggering Event”) and such ECR Triggering Event is continuing at the end of the next succeeding calendar quarter or (ii) the Reinsurer’s RBC Ratio as set forth in the report delivered pursuant to Section 5.01(c) is less than two hundred and fifty percent (250%) as of the end of any Solvency Ratio Reporting Period (an “RBC Triggering Event”) and such RBC Triggering Event is continuing at the end of the next succeeding calendar quarter;
(c)    a Reinsurance Credit Event occurs and is continuing (i) for more than twenty (20) Business Days following the occurrence of such Reinsurance Credit Event or, if earlier, (ii) (A) subject to clause (B), five (5) Business Days prior to the end of the calendar quarter during which such Reinsurance Credit Event occurred or (B) in the event that the Reinsurance Credit Event occurs within the five (5) Business Days prior to the end of the calendar quarter during which such Reinsurance Credit Event occurred, the earlier of (x) two (2) Business Days following the occurrence of such Reinsurance Credit Event and (y) the end of such calendar quarter;
(d)    the Reinsurer fails to fund the OC Account for any material undisputed amounts required to be deposited therein by the Reinsurer in accordance with the terms of this Agreement or the Trust Agreement or to pay the Cedant any material undisputed amount due under this Agreement or the Trust Agreement and such failure continues for thirty (30) days after written notice thereof from the Cedant;
(e)    the Reinsurer’s breach of its covenants and obligations under Section 10.06; and
(f)    any Comparable Triggering Event.
Section 10.03    Notice of Triggering Event; Required Trust Balance Top Up.

(a)    The Reinsurer shall provide notice to the Cedant promptly and in reasonable detail upon becoming aware of any Triggering Event.
(b)    Within five (5) Business Days following the occurrence of a Triggering Event, if the aggregate Statutory Book Value of the OC Account Permitted Investments on deposit in the OC Account as of the date of such Triggering Event is less than the Required Trust Balance then in effect as a result of such Triggering Event, then the Reinsurer shall deposit OC Account Permitted Investments in the OC Account with an aggregate Statutory Book Value at least equal to such shortfall.
Section 10.04    Cure of Triggering Event. A Triggering Event shall cease to be continuing upon such time as such Triggering Event is cured by the Reinsurer as set forth in this Section 10.04. Upon any such cure by the Reinsurer, the Cedant shall deliver promptly deliver to the Trustee a “Triggering Event Cure Certification” (as defined in the Trust Agreement). Following the occurrence of a Triggering Event, such Triggering Event shall be deemed cured, as applicable, upon the occurrence of the following, as applicable:
(a)    with respect to the Triggering Event set forth in Section 10.02(b), both (i) the Reinsurer’s ECR Ratio being one hundred and thirty-five percent (135%) or higher and (ii) the Reinsurer’s RBC Ratio being two hundred and fifty percent (250%) or higher, for two (2) consecutive calendar quarters, as determined and reported pursuant to Section 10.05;
(b)    with respect to the Triggering Event set forth in Section 10.02(c), the Cedant is able to obtain full statutory financial statement credit for the reinsurance provided by this Agreement as contemplated by Section 10.01;
(c)    with respect to the Triggering Event set forth in Section 10.02(d), the Reinsurer’s funding, in full, of the OC Account in accordance with the requirements hereof and of the Trust Agreement and paying, in full, all material undisputed amounts due under this Agreement and the Trust Agreement. In the event that the Reinsurer has cured the Triggering Event set forth in Section 10.02(d) in accordance with this Section 10.04(c), the Cedant shall deliver the Notice of Cessation of Exclusive Control to the Securities Intermediary pursuant to the terms of the Security and Control Agreement.
Section 10.05    ECR Ratio; RBC Ratio.
(a)    As used in this Agreement, (i) the term “ECR Ratio” means the Reinsurer’s available statutory economic capital and surplus as a percentage of its enhanced capital requirement under the Bermuda Insurance Act or the equivalent measure at the applicable date of determination as determined under the applicable Law of the Reinsurer’s jurisdiction of domicile then in effect and using the Reinsurer’s existing methodologies in respect of the calculation thereof and (ii) the term “RBC Ratio” means the Reinsurer’s company action level risk based capital ratio or the equivalent measure at the applicable date of determination, as determined using the Reinsurer’s methodologies used to calculate the Reinsurer’s RBC Ratio as publicly disclosed by Athene Holding Ltd. in its annual Form 10-K for the immediately preceding calendar year.
(b)    Within sixty (60) days following the end of each calendar quarter (each, a “Solvency Ratio Reporting Period”), the Reinsurer shall provide the Cedant with (i) an estimate of the Reinsurer’s ECR Ratio and (ii) an estimate of the Reinsurer’s RBC Ratio, each together with reasonable supporting detail in respect of such calculations, and make officers of the Reinsurer available for discussions with the Cedant with respect to such calculations.
(c)    In the event that, following the date hereof, there is a change in Law relating to the factors, formulae and framework used to calculate ECR Ratios or RBC Ratios from those in effect at the Effective Time, the parties will work together in good faith to adjust the ECR Ratios or RBC Ratios, as applicable, reflected in the Triggering Event set forth in Section 10.02(b) and Recapture Events set forth in Section 13.04(a) to ensure that they are reasonably equivalent to those in effect as of the Effective Time, including in respect of the buffer between such ratios and regulatory requirements.
Section 10.06    Comparable Triggering Events.
(a)    In the event that the Reinsurer consummates a reinsurance transaction with a third party that is reasonably comparable to the transactions contemplated by this Agreement (a “Comparable Transaction”) in which it agrees to a collateral or recapture triggering event related to its financial strength or claims-paying ability rating assigned to the Reinsurer by a nationally recognized statistical ratings organization (a “Comparable Triggering Event”), such Comparable Triggering Event shall automatically be deemed to be included in this Agreement, as set forth in Section 10.02(f) and Section 13.04(g), as applicable, without any action by the parties hereto required. The Reinsurer shall promptly notify the Cedant in the event that it consummates a Comparable Transaction that includes a Comparable Triggering Event.
(b)    Within ten (10) Business Days following the end of each calendar quarter, the Reinsurer shall deliver to the Cedant a certification duly executed by a senior officer of the Reinsurer certifying, as of the applicable quarter-end, as to whether a Comparable Triggering Event exists.

ARTICLE XI
ERRORS AND OMISSIONS
Section 11.01    OversightsSection 11.01    Oversights2. Inadvertent delays, oversights, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred. The parties shall nevertheless cooperate in good faith to rectify any such delay, oversight, error or omission as soon as practicable after discovery. Subject to the foregoing, if the failure of either party to comply with any provision of this Agreement is unintentional or the result of a misunderstanding or oversight, the parties shall cause such failure to be promptly rectified such that both parties shall be restored as closely as possible to the positions that they would have occupied had such error or oversight not occurred. Nothing in this Section 11.01 shall reduce the obligation of the Reinsurer with respect to any Reinsurer Extra-Contractual Obligations or the Cedant with respect to any Cedant Extra-Contractual Obligations.
ARTICLE XII
INSOLVENCY
Section 12.01    Insolvency of Cedant.
(a)    In the event of the insolvency of the Cedant, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer to the Cedant, its liquidator, receiver or statutory successor on the basis of the liability of the Cedant under the Subject Annuities reinsured hereunder without diminution because of any insolvency, rehabilitation, conservatorship or comparable status of the Cedant, except to the extent this Agreement specifically provides for another payee of such reinsurance in the event of an insolvency of the Cedant.
(b)    It is agreed and understood, however, that in the event of the insolvency of the Cedant, the liquidator, receiver or statutory successor of the Cedant shall give written notice of the pendency of a claim against the Cedant in connection with the Subject Annuities within a reasonable period of time after such claim is filed in the Insolvency Proceedings and that, during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Cedant or its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Cedant as part of the expenses of liquidation to the extent of a proportionate share of the benefit which may accrue to the Cedant solely as a result of the defense undertaken by the Reinsurer.
Section 12.02    Insolvency of Reinsurer. In the event of the insolvency of the Reinsurer, all amounts due but not paid to the Reinsurer by the Cedant on such date under this Agreement, regardless of the date on which they became due, and all amounts which become due to the Reinsurer by the Cedant after that date under this Agreement may be retained by the Cedant and set off against the amounts due by the Reinsurer under this Agreement, whether they were due before the insolvency or became due after. The balance only, if any, shall be payable by the Cedant to the Reinsurer at the expiry of all liability under this Agreement.
ARTICLE XIII
DURATION AND TERMINATION
Section 13.01    Duration. This Agreement shall commence at the Effective Time and continue in force until the termination date (the “Termination Date”), which shall occur at such time as (a) the Cedant’s liability with respect to all Subject Annuities reinsured hereunder is terminated and the Cedant has received payments which discharge such liability in full in accordance with the provisions of this Agreement, (b) this Agreement is terminated by the mutual written consent of the Reinsurer and the Cedant, (c) the Recapture Closing Date occurs or (d) the Reinsurer terminates this Agreement pursuant to Section 13.06. Neither party shall be permitted to recapture, or cause a recapture of, the Reinsured Liabilities except in accordance with Section 13.03 and Section 13.06.
Section 13.02    Survival. Notwithstanding the other provisions of this Article XIII, the terms and conditions of this Article XIII, Article XVII and Article XVIII (and Article I to the extent relating thereto) shall remain in full force and effect after the termination of this Agreement.
Section 13.03    Recapture.
(a)    Following the occurrence of a Recapture Event, as described in Section 13.04, the Cedant shall have the unilateral right, exercisable in its sole discretion, to recapture all of the Reinsured Liabilities ceded hereunder by providing the Reinsurer with written notice of its intent to effect such recapture (the “Recapture Notice”). In no event shall the Cedant recapture, pursuant to this Section 13.03, any proportion of the Reinsured Liabilities that is less than all of the Reinsured Liabilities reinsured hereunder.
(b)    Any recapture pursuant to Section 13.03(a) shall be effective as of the Recapture Effective Time and completed on the date provided for in the Recapture Notice (the “Recapture Closing Date”); provided that the Recapture Closing Date is at least five (5) Business Days following the delivery of such Recapture Notice, but in no event later than thirty (30) Business Days following the delivery of the Recapture Notice.

(c)    The Cedant’s rights to recapture the Reinsured Liabilities ceded hereunder are in addition to any other right or remedy provided under this Agreement, or now or hereafter existing at law, and the failure to exercise any recapture rights shall not be deemed as a waiver or relinquishment by the Cedant of any of its other rights or remedies.
Section 13.04    Recapture Event. For purposes of this Agreement, “Recapture Event” means each of the following:
(a)    the earlier to occur of (i) the Reinsurer’s ECR Ratio is less than one hundred and twenty percent (120%) as of the end of any Solvency Ratio Reporting Period (an “ECR Recapture Event”) and such ECR Recapture Event is continuing at the end of the next succeeding calendar quarter or (ii) the Reinsurer’s RBC Ratio as set forth in the report delivered pursuant to Section 5.01(c) is less than two hundred percent (200%) as of the end of any Solvency Ratio Reporting Period (an “RBC Recapture Event”) and such RBC Recapture Event is continuing at the end of the next succeeding calendar quarter;
(b)    a Reinsurance Credit Event occurs and is continuing (i) for more than twenty (20) Business Days following the occurrence of such Reinsurance Credit Event or (ii) (A) subject to clause (B), five (5) Business Days prior to the end of the calendar quarter during which such Reinsurance Credit Event occurred or (B) in the event that the Reinsurance Credit Event occurs within the five (5) Business Days prior to the end of the calendar quarter during which such Reinsurance Credit Event occurred, the earlier of (x) two (2) Business Days following the occurrence of such Reinsurance Credit Event and (y) the end of such calendar quarter;
(c)    the Reinsurer fails to fund the OC Account for any material undisputed amounts required to be deposited therein by the Reinsurer in accordance with the terms of this Agreement or the Trust Agreement or to pay the Cedant any material undisputed amount due under this Agreement or the Trust Agreement and such failure continues for thirty (30) days after written notice thereof from the Cedant;
(d)    the Cedant is required (or will with the passage of time be required) to make a material payment of a base erosion minimum tax amount (as defined under Section 59A(b) of the Code) (a “BEAT Event”) unless (i) such BEAT Event is cured in accordance with Section 15.02(f) within forty-five (45) days of the provision of the notice described in Section 15.02(e) (or for any cure that is effected by transferring an investment managed by a third party for which a transfer within such time period is not permitted, on or prior to the end of the calendar quarter ending after the provision of such notice) or (ii) in the case of (A) a Reinsurer BEAT Event or (B) a BEAT Event that is not a Reinsurer BEAT Event and in respect of which the Reinsurer has breached its obligations set forth in Section 15.02(f), the Reinsurer agrees to indemnify the Cedant for any additional Tax under Section 59A(a) of the Code by reason of the Reinsurer being treated as a Related Party with respect to the Cedant;
(e)    an Insolvency Event with respect to the Reinsurer;
(f)    the Reinsurer’s breach of its covenants and obligations under Section 10.06; and
(g)    any Comparable Triggering Event.
Section 13.05    Notice of Recapture Event. The Reinsurer shall provide notice to the Cedant promptly and in reasonable detail upon becoming aware of any Recapture Event.
Section 13.06    Reinsurer Termination. Upon the occurrence of a Reinsurer Termination Event, the Reinsurer shall have the right (but not the obligation) to terminate this Agreement in its entirety, in which case the Cedant shall recapture all of the Reinsured Liabilities ceded hereunder, by providing the Cedant with written notice of its intent to effect such a termination and recapture (the “Reinsurer Termination Notice”). Any such termination shall be effective as of the Recapture Effective Time and completed on the date provided for in the Reinsurer Termination Notice; provided, that the Recapture Closing Date is at least five (5) Business Days following the delivery of such Recapture Notice, but in no event later than thirty (30) Business Days following the delivery of the Recapture Notice.
Section 13.07    Termination Fee. In the event that the Agreement is terminated by the Cedant, and the Reinsured Liabilities are recaptured in full as a result of (a) a Recapture Event that is a Reinsurer BEAT Event or (b) a Recapture Event that is not (i) a BEAT Event or (ii) a Reinsurance Credit Event resulting from any redomestication of the Cedant to another state prior to the date the Reinsurer is certified by the applicable Governmental Authority as a “certified reinsurer” in such state, then the Reinsurer shall pay to the Cedant, on the Recapture Closing Date, an amount as liquidated damages equal to the product of the Ceding Commission multiplied by a fraction, the numerator of which is (i) twenty (20) minus (ii) the full number of years that have elapsed from the Effective Time to the Recapture Effective Time and the denominator of which is twenty (20), provided that, in the event that the Agreement is terminated by the Cedant, and the Reinsured Liabilities are recaptured in full as a result of a BEAT Event that is not a Reinsurer BEAT Event and in respect of which the Reinsurer has breached its obligations set forth in Section 15.02(f), Reinsurer shall pay to the Cedant an amount as liquidated damages equal to 20% of such product.

ARTICLE XIV
TERMINAL ACCOUNTING AND SETTLEMENT
Section 14.01    Terminal Accounting.
(a)    At least five (5) Business Days prior to the anticipated Recapture Closing Date, the Cedant shall deliver to the Reinsurer (i) a statement (such statement, the “Estimated Recapture Payment Statement”) prepared in accordance with Cedant SAP and in the same form as the pro forma recapture report in respect of the Reinsured Liabilities ceded hereunder set forth on Schedule 14.01(a) (the “Pro Forma Recapture Report”) setting forth the Cedant’s estimate of the Recapture Payment Amount (as calculated in part based upon the most recent Cedant Quarterly Report delivered pursuant to Article V) as of the Recapture Effective Time (the “Estimated Recapture Payment”), (ii) a report (such report, the “Estimated Recapture Asset Report”) prepared in accordance with Cedant SAP, setting forth the Statutory Book Value of the assets in the Funds Withheld Account (as calculated based in part upon the most recent Cedant Quarterly Report delivered pursuant to Article V) and (iii) a Cedant Quarterly Report setting forth the information required to be reported therein as of the Recapture Effective Time.
(b)    On the Recapture Closing Date, (i) the Net Settlement Amount and the Funds Withheld Account Adjustment set forth in the Estimated Recapture Payment Statement will be paid in accordance with Sections 5.04(a) and (b), respectively, and (ii) after giving effect to the payment of such Net Settlement Amount and Funds Withheld Account Adjustment, an amount equal to the Estimated Recapture Payment shall be due from the Reinsurer to the Cedant. The Cedant shall withdraw from the Funds Withheld Account assets with an estimated aggregate Statutory Book Value equal to the Estimated Recapture Payment. If the aggregate estimated Statutory Book Value assets in the Funds Withheld Account as of the Recapture Effective Time is less than the Estimated Recapture Payment, then the Reinsurer shall transfer to the Cedant cash or other Funds Withheld Permitted Investments with a Fair Market Value equal to such shortfall on the Recapture Closing Date. If the aggregate estimated Statutory Book Value assets in the Funds Withheld Account as of the Recapture Effective Time is greater than the Estimated Recapture Payment, then the Cedant shall transfer to the Reinsurer cash or other Funds Withheld Account assets with a Statutory Book Value equal to such excess, which shall be withdrawn by the Cedant and transferred to the Reinsurer on the Recapture Closing Date; provided, that the Reinsurer shall select such assets to be so withdrawn (A) if such recapture is a result of (1) a BEAT Event that is not a Reinsurer BEAT Event or (2) a Reinsurance Credit Event resulting from any redomestication of the Cedant to another state prior to the date the Reinsurer is certified by the applicable Governmental Authority as a “certified reinsurer” in such state or (B) if such recapture is a result of a termination of this Agreement by the Reinsurer as a result of a Reinsurer Termination Event. Following the settlement between the parties of the Estimated Recapture Payment, (x) all assets in the Funds Withheld Account shall continue to be retained by the Cedant, and the Funds Withheld Account shall be terminated, (y) all assets in the OC Account shall be released to the Reinsurer, and the OC Account shall be terminated and (z) the Cedant shall return all Letters of Credit to the applicable LOC Provider.
(c)    The payments contemplated by Section 14.01(b) shall be subject to adjustment after the Recapture Closing Date in accordance with Section 14.02.
Section 14.02    Proposed Recapture Payment Statement. Within sixty (60) days following the Recapture Closing Date, the Cedant shall prepare and deliver to the Reinsurer (a) statements, in the form of the Settlement Statement and the Funds Withheld Account Adjustment Statement, setting forth a calculation of the Net Settlement Amount and the Funds Withheld Account Adjustment as of the Recapture Effective Time (the “Proposed Terminal Settlement Statement”), (b) in accordance with Cedant SAP and in the same form as the Pro Forma Recapture Report, a statement setting forth a calculation of the Recapture Payment Amount as of the Recapture Effective Time, determined after giving event to the payment of the Net Settlement Amount and the Funds Withheld Account Adjustment set forth in the Proposed Terminal Settlement Statement, (the “Proposed Recapture Payment Statement”), (c) a calculation of the aggregate Statutory Book Value of the assets withdrawn and retained by the Cedant from the Funds Withheld Account pursuant to Section 14.01(b) on the Recapture Closing Date (the “Proposed Recapture Asset Report”) and (d) a calculation of the aggregate Fair Market Value of the assets transferred by the Reinsurer to the Cedant pursuant to Section 14.01(b) on the Recapture Closing Date (the “Proposed Reinsurer Asset Report”).
Section 14.03    Changes to Proposed Recapture Payment Statement.
(a)    Following receipt of the Proposed Recapture Payment Statement, the Proposed Recapture Asset Report and Proposed Reinsurer Asset Report, the Reinsurer shall have sixty (60) days (the “Recapture Review Period”) to review such Proposed Terminal Settlement Statement, Proposed Recapture Payment Statement, Proposed Recapture Asset Report and Proposed Reinsurer Asset Report. In connection with the review of the Proposed Terminal Settlement Statement, Proposed Recapture Payment Statement, Proposed Recapture Asset Report and Proposed Reinsurer Asset Report, the Cedant shall provide, and shall cause its Affiliates to provide, the Reinsurer and its Representatives, upon the request of the Reinsurer, reasonable access to the Cedant Books and Records and all work papers and supporting detail prepared by the Cedant and its Representatives and advisors in connection with the preparation of the Proposed Terminal Settlement Statement, Proposed Recapture Payment Statement, Proposed Recapture Asset Report and the Proposed Reinsurer Asset Report and make reasonably available to the Reinsurer and its Representatives personnel of the Cedant and its Affiliates that have been involved in the preparation of the Proposed Terminal Settlement Statement, Proposed Recapture Payment Statement, Proposed Recapture Asset Report or the Proposed Reinsurer Asset Report. If the Reinsurer has accepted the Proposed Terminal Settlement Statement, Proposed Recapture Payment Statement, Proposed Recapture Asset Report and Proposed Reinsurer Asset Report in writing or has not given written notice to the Cedant setting forth any objection to the Proposed Terminal Settlement Statement, Proposed Recapture Payment Statement, Proposed Recapture Asset Report or Proposed Reinsurer Asset Report (a “Statement of Objection”) prior to the expiration of the Recapture Review Period, then the Proposed Terminal Settlement Statement, Proposed Recapture Payment Statement, Proposed Recapture Asset Report and Proposed Reinsurer Asset Report shall be final and binding upon the parties. If the Reinsurer delivers a Statement of Objection to the Proposed Terminal Settlement Statement, the Proposed

Recapture Payment Statement, the Proposed Recapture Asset Report or the Proposed Reinsurer Asset Report prior to the expiration of the Recapture Review Period, then the parties shall attempt to amicably resolve any such objection within thirty (30) days following receipt by the Cedant of the Statement of Objection.
(b)    If any such objections are resolved in writing by the parties, then such resolutions shall be final and binding upon the parties and shall be incorporated into the Final Terminal Settlement Statement, Final Recapture Payment Statement, Final Recapture Asset Report or Final Reinsurer Asset Report, as applicable. If any such objections are not resolved in writing within thirty (30) days following receipt by the Reinsurer of the Proposed Recapture Payment Statement, the Proposed Recapture Asset Report and the Proposed Reinsurer Asset Report, then the parties shall submit any such objections which remain unresolved to the Independent Accountant.
(c)    Within ten (10) Business Days of the appointment of the Independent Accountant, the Cedant shall provide the Independent Accountant with a copy of the Proposed Terminal Settlement Statement, Proposed Recapture Payment Statement, Proposed Recapture Asset Report or Proposed Reinsurer Asset Report, as applicable (in each case as modified by any adjustments agreed to in writing by the parties pursuant to Section 14.03(b)), and the Reinsurer and the Cedant shall each prepare and deliver to the Independent Accountant a written report of such line item or items remaining in dispute, which report shall set forth the specific dollar amount proposed by such party for each such item or items and a detailed explanation of the basis and rationale for such party’s positions.
(d)    The Independent Accountant shall thereafter finally determine the manner in which such disputed item or items shall be treated in the Final Terminal Settlement Statement, Final Recapture Payment Statement, Final Recapture Asset Report or Proposed Reinsurer Asset Report, as applicable, and issue a written award including a reasonably detailed accounting of any required change to the Proposed Terminal Settlement Statement, Proposed Recapture Payment Statement, Proposed Recapture Asset Report or Proposed Reinsurer Asset Report, as applicable. In making its determination, the Independent Accountant shall (i) consider only those items that are (A) identified in the Statement of Objection as in dispute and (B) were not resolved in writing by the Reinsurer and the Cedant, (ii) base its determination solely on such reports submitted by the Reinsurer and the Cedant and Cedant SAP and not on the basis of an independent review, (iii) not assign a value to any item greater than the greatest value for such item claimed by either the Reinsurer in the Statement of Objection or the Cedant in the Proposed Terminal Settlement Statement, Proposed Recapture Payment Statement, Proposed Recapture Asset Report or Proposed Reinsurer Asset Report, as applicable, or less than the smallest value for such item claimed by either the Reinsurer in the Statement of Objection or the Cedant in the Proposed Terminal Settlement Statement, Proposed Recapture Payment Statement, Proposed Recapture Asset Report or Proposed Reinsurer Asset Report, as applicable, and (iv) barring exceptional circumstances, make its determination within thirty (30) days of its appointment; provided that the failure of the Independent Accountant to make its determination in such thirty (30) day period shall not be grounds to defend against or object to the enforcement of such determination.
(e)    Each of the Reinsurer and the Cedant agree to enter into a customary engagement letter with the Independent Accountant. The Reinsurer and the Cedant shall reasonably cooperate with the Independent Accountant and shall provide, upon the request of the Independent Accountant, any non-privileged information and documentation, including any actuaries’ or accountants’ work papers or internal reserving papers, files and models, and make reasonably available to the Independent Accountant personnel of the Cedant and its Affiliates, on the one hand, and the Reinsurer and its Affiliates, on the other hand, in each case that have been involved in the preparation of the Proposed Terminal Settlement Statement, the Proposed Recapture Payment Statement, the Proposed Recapture Asset Report, the Proposed Reinsurer Asset Report or the Statement of Objection, as applicable; provided, however, that the independent actuaries or accountants of the Reinsurer or the Cedant shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent actuaries or accountants, as applicable. Any such information and documentation provided by the Reinsurer or the Cedant to the Independent Accountant shall concurrently be provided to the other party to the extent not already so provided; provided, however, that the independent actuaries or accountants of the Reinsurer or the Cedant shall not be obligated to make any working papers available to the other party unless and until the other party has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent actuaries or accountants, as applicable. Neither party shall disclose to the Independent Accountant, and the Independent Accountant shall not consider for any purpose, any settlement discussions or settlement offer made by either party with respect to any objection under this Section 14.03 unless otherwise agreed in writing by both parties.
(f)    The determination by the Independent Accountant shall be final and binding upon the parties and shall be deemed the Final Terminal Settlement Statement, the Final Recapture Payment Statement, the Final Recapture Asset Report or the Final Reinsurer Asset Report, as applicable; provided, however, that within three (3) Business Days after the transmittal of the Independent Accountant’s award, either party may request in writing to the Independent Accountant, with a copy thereof provided to the other party in accordance with Section 18.02, with such request solely limited to the Independent Accountant correcting any clerical, typographical or arithmetic errors in such award. The other party shall have three (3) Business Days to respond to the Independent Accountant in writing to such request, with a copy thereof provided to the other party in accordance with Section 18.02. The Independent Accountant shall dispose of such request, if no response was received during such three (3) Business Day period from the other party, within five (5) Business Days after receiving such request or, if such a response was received during such period, within three (3) Business Days of its receipt of such a response. The determinations by the Independent Accountant shall be an expert determination under Michigan Law governing expert determination and appraisal proceedings. Either party hereto may petition any court identified in Section 18.08 to reduce such decision to judgment. One-half of all fees, costs and expenses of retaining the Independent Accountant shall be borne by the Reinsurer and one-half of such fees, costs and expenses of retaining the Independent Accountant shall be borne by the Cedant. For the avoidance of doubt, the Independent Accountant shall act as an expert, not as an arbitrator, and neither the determination of the Independent Accountant, nor this agreement to submit to the determination of the Independent Accountant, shall be subject to or governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., or any state arbitration Law or regime.

(g)    The “Recapture Payment Adjustment” shall be an amount equal to (i) plus (ii) plus (iii), where the values for (i), (ii) and (iii) shall be determined as follows:
(i)    the Final Recapture Payment Amount minus Estimated Recapture Payment Amount;
(ii)    the Statutory Book Value of the Funds Withheld Account assets withdrawn from the Funds Withheld Account by the Cedant in accordance with Section 14.01(b) as set forth in the Estimated Recapture Asset Report minus the Statutory Book Value of the Funds Withheld Account assets withdrawn from the Funds Withheld Account by Cedant in accordance with Section 14.01(b) as set forth in the Final Recapture Asset Report; and
(iii)    the Fair Market Value set forth in the Proposed Reinsurer Asset Report minus the Fair Market Value set forth in the Final Reinsurer Asset Report.
(h)    No later than five (5) Business Days after the determination of the Recapture Payment Adjustment pursuant to this Section 14.03, (i) if the Recapture Payment Adjustment is positive, then the Reinsurer shall transfer cash in an amount equal to such positive amount plus interest on such amount accrued at the Interest Rate from the Recapture Closing Date to the date of payment and (ii) if the Recapture Payment Adjustment is negative, then the Cedant shall transfer cash in an amount equal to the absolute value of such negative amount plus interest on such amount accrued at the Interest Rate on such amount from the Recapture Closing Date to the date of payment.
(i)    All cash required to be transferred pursuant to this Article XIV shall be transferred by wire transfer of immediately available funds.
ARTICLE XV
TAX
Section 15.01    Excise and Withholding Tax.
(a)    The Cedant and the Reinsurer agree that any excise Tax, including under section 4371 of the Code or withholding Tax, including under sections 1441 or 1471 of the Code that, in each case, is required by Law (or in respect of which the Cedant receives notice that such Tax has been assessed) in respect of any amount paid to or accrued by the Reinsurer under this Agreement shall be deducted or withheld from the applicable payment (or settled in accordance with Article V), and any such amount shall be treated for all purposes of this Agreement as having been paid to the Reinsurer. The Reinsurer shall indemnify the Cedant for any excise or withholding Taxes assessed in respect of amounts paid to or accrued by the Reinsurer under this Agreement, including interest and penalties imposed in connection with such Taxes, but excluding any interest and penalties imposed that are attributable to the Cedant’s failure to pay when due any such Taxes that it has deducted or withheld from the Reinsurer. Any refunds of such amounts shall be for the Reinsurer’s account. Cedant shall use commercially reasonable efforts to obtain any such refunds, provided that the Reinsurer shall reimburse Cedant for any out-of-pocket expenses incurred by the Cedant in seeking such refunds and provide Cedant with such information and cooperation as the Cedant reasonably requests in connection therewith.
(b)    The Reinsurer has, on or before the date of this Agreement, delivered to the Cedant (i) a correct, complete and executed W-8BEN-E establishing exemption from withholding under Section 1471 of the Code and certifying that the Reinsurer is a resident of the United Kingdom within the meaning of the income tax treaty between the United States and the United Kingdom (the “Tax Treaty”) and meets the limitation on benefits requirements of the Tax Treaty as of the date hereof, and (ii) a copy of the closing agreement entered into between the Reinsurer and the U.S. Internal Revenue Service (the “IRS”) pursuant to IRS Revenue Procedure 2003-78, as amended by IRS Revenue Procedure 2015-46 (the “Closing Agreement”), which Closing Agreement the Cedant is permitted to rely upon for purposes of section 3 of IRS Revenue Procedure 2003-78. The Reinsurer represents that, as of the date of this Agreement, the Reinsurer is eligible for exemption from excise tax imposed under section 4371 of the Code pursuant to the Tax Treaty with respect to payments of premium pursuant to this Agreement. The Reinsurer shall provide or otherwise make available updated tax forms and documentation, upon the Cedant’s reasonable request. In the event that the Reinsurer determines that it fails to qualify for exemption from excise tax pursuant to the Tax Treaty and the Closing Agreement, Reinsurer shall promptly notify Cedant in writing.
(c)    The Cedant acknowledges and agrees that, assuming the Reinsurer delivers the certifications and copy of the Closing Agreement and based on Reinsurer’s representation in Section 15.01(b), the payments contemplated by this Agreement are not subject to any excise or withholding tax as of the date hereof. If the Cedant determines that a deduction or withholding for any Tax is required under Law, (i) the Cedant shall promptly notify the Reinsurer of such determination, (ii) the Cedant and the Reinsurer shall discuss in good faith whether any such excise or withholding Tax is legally required to be withheld or deducted, (iii) in the event a deduction or withholding is legally required, the Cedant and the Reinsurer shall negotiate in good faith to determine mutually acceptable changes to the terms of this Agreement (and any related transaction agreements), the structure of the reinsurance contemplated by this Agreement, the identity of the Reinsurer under this Agreement or any other commercially reasonable changes within the control of the parties, in each case, that reduce or eliminate the amount of such excise or withholding Tax required to be so withheld, provided that in all cases the Cedant shall be entitled to withhold and pay any excise or withholding Tax to the extent required by applicable Law.

Section 15.02    Base Erosion and Anti-Abuse Tax.
(a)    For purposes of this Section 15.02, “Control” as used in the defined term “Affiliate” shall be presumed to exist only if any Person, directly or indirectly, owns, controls, holds the power to vote or holds proxies representing fifty percent (50%) or more of the voting securities of any other Person.
(b)    The Reinsurer represents that, as of the date hereof, to its knowledge, the Reinsurer, AGM and their Affiliates do not own any stock or other equity interests in Brooke Holdco, either directly or by attribution under Section 59A(g)(3) of the Code (but in making such determination under Section 59A(g)(3) of the Code, ignoring all attribution under Section 318 of the Code, other than Section 318(a)(2)).
(c)    Each of the Reinsurer and the Cedant represents that, as of the date hereof, to its knowledge, the Reinsurer is not a “related person” within the meaning of Section 59A(g)(1) of the Code with respect to the Cedant.
(d)    For so long as this Agreement is in effect, the Reinsurer shall not, and shall not permit its Affiliates, or permit any of AGM or its Affiliates when acting on behalf of Reinsurer or its Affiliates, to: (A) acquire additional shares of stock or other equity interests in Brooke Holdco, Prudential or the registered issuer in any IPO involving Brooke Holdco, that when taken together with the shares of Brooke Holdco acquired pursuant to the Investment Agreement, would cause the Reinsurer or its Affiliates to own (directly or by attribution under Section 59A(g)(3) of the Code), in the aggregate, stock or other equity interests possessing 24% or more of the voting power or the value of Brooke Holdco or (B) other than the transactions contemplated by the Investment Agreement, make any investment, or enter into any transaction, (including transactions entered into and investments made pursuant to the Investment Management Agreement) if at the time the Reinsurer, AGM or their Affiliates become bound to make such investment or enter into such transaction, the Reinsurer, AGM or such Affiliate has actual knowledge that such investment or transaction would cause the Reinsurer to be treated as a Related Party with respect to the Cedant, including, in the case of investments in an entity managed by AGM or its Affiliates, actual knowledge after reasonable review of information actually within the possession of Reinsurer or AGM regarding such potential investment.
(e)    In the event that the Cedant or the Reinsurer reasonably believes the Reinsurer is, or is reasonably likely to be treated as, a Related Party with respect to the Cedant that would require the Cedant (or with the passage of time will require the Cedant) to make a material payment of a base erosion minimum tax amount (as defined under Section 59A(b) of the Code) in respect of the transaction contemplated by this Agreement, the Cedant or its Affiliates, or the Reinsurer or its Affiliates, as applicable, shall promptly provide the other party notice of such conclusion and the basis therefor.
(f)    Following receipt of the notice provided by a party in Section 15.02(e), the Reinsurer and the Cedant shall (i) work together in good faith to determine (A) whether the Reinsurer is a Related Party with respect to the Cedant, and (B) whether the structure or ownership interests or investments of the Reinsurer, the Cedant or their Affiliates can be altered or the reinsurance arrangements can be restructured or any other action can be taken that could reasonably be expected to reduce the amount of the base erosion minimum tax amount imposed on the Cedant under Section 59A of the Code to an immaterial amount or cause the Reinsurer not to be treated as a Related Party with respect to the Cedant, and (ii) (A) use, (B) cause each of its Affiliates to use, and (C) in the case of Reinsurer, cause AGM and its Affiliates to use, commercially reasonable efforts to carry out mitigation steps identified in sub-clause (B) of clause (i) hereof as being reasonably likely to reduce the amount of the base erosion minimum tax amount imposed on the Cedant under Section 59A of the Code to an immaterial amount or cause the Reinsurer not to be treated as a Related Party with respect to the Cedant.
(g)    The failure to take any action required pursuant to this Section 15.02 shall not constitute a default or acceleration of any obligations of the other party under this Agreement, and the sole remedy of the Cedant or the Reinsurer in respect of this Section 15.02 shall be the exercise of the recapture rights relating to the Recapture Event described in Section 13.04(d) and the payment of liquidated damages described in Section 13.07 unless Reinsurer elects to provide indemnification pursuant to Section 13.04(d).
Section 15.03    Funds Withheld Investments. Within six (6) months following the end of each tax year, the Cedant shall prepare a calculation of the net capital gain or loss with respect to the assets held in or, with respect to the Boxed Assets and the Transferred Notes, allocated to, the Funds Withheld Account for U.S. federal income tax purposes (any such net capital loss, the “Funds Withheld Loss”). The Reinsurer shall provide any information reasonably requested by the Cedant in connection with calculating the Funds Withheld Loss. The Cedant shall provide the Reinsurer with the details of such calculation and any supporting work papers reasonably requested by the Reinsurer, and the parties shall cooperate in good faith to resolve any disagreements. If the Funds Withheld Loss for any tax year, reduced by (i) the amount of consolidated net capital gain (within the meaning of Section 1.1502-22(a) of the Treasury Regulations) of the affiliated group filing consolidated federal income tax returns of which the Cedant is a member (calculated without regard to items of capital gain or loss attributable to assets held in or, with respect to the Boxed Assets and the Transferred Notes, allocated to, the Funds Withheld Account, and including only those items of capital gain which are eligible to be offset by items of capital loss attributable to the assets in or, with respect to the Boxed Assets and the Transferred Notes, allocated to, the Funds Withheld Account for such year), and (ii) prior year capital gains of such affiliated group against which any consolidated net capital loss carryback that includes items comprising the Funds Withheld Loss can be offset pursuant to applicable law, provided that items described in clauses (i) and (ii) shall be taken into account only to the extent such items are available for offset, taking into account all other items of income, gain, loss or deduction of such affiliated group, determined on a “with and without basis,” (an “Excess Capital Loss”) is greater than $25 million, then the Reinsurer shall make an additional payment to the Cedant in an amount equal to the Excess Loss Payment. Any Excess Loss Payment will be amortized by annual offsetting payments by the Cedant to the Reinsurer in equal installments for the five (5) succeeding tax years. All Excess Loss Payments and related amortization payments will be included in the relevant Net Settlement Amounts following each determination. The Reinsurer and the Cedant will discuss in good faith the tax profile of current and proposed investments held in or allocated to or to be held in or allocated to the Funds Withheld Account and potential dispositions thereof on a quarterly basis. The Cedant will provide the Reinsurer with tax basis and other information reasonably requested by the Reinsurer in connection with such discussions.
ARTICLE XVI
REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 16.01    Representations and Warranties of the Cedant. The Cedant hereby represents and warrants to the Reinsurer, as of the Effective Time and as of the Closing Date, as follows:
(a)    Organization and Qualification. The Cedant (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Michigan, (ii) is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary and (iii) has the requisite corporate power and authority to operate its business as now conducted, except where the failures to be so qualified, individually or in the aggregate, would not reasonably be expected to have, a material adverse effect on the Cedant’s ability to perform its obligations under this Agreement.
(b)    Authorization. The Cedant has all requisite corporate or other power to enter into, consummate the transactions contemplated by, and carry out its obligations under, this Agreement. The execution and delivery by the Cedant of this Agreement, the Trust Agreement and the Security and Control Agreement and the consummation by the Cedant of the transactions contemplated by, and the performance by the Cedant of its obligations under, this Agreement, the Trust Agreement and the Security and Control Agreement has been duly authorized by all requisite corporate action on the part of the Cedant. Each of this Agreement, the Trust Agreement and the Security and Control Agreement has been duly executed and delivered by the Cedant, and this Agreement, the Trust Agreement and the Security and Control Agreement (assuming due authorization, execution and delivery by the Reinsurer) constitute the legal, valid and binding obligations of the Cedant, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)    No Conflict. Except as may result from any facts or circumstances solely relating to the Reinsurer or its Affiliates (as opposed to any third party), the execution, delivery and performance by the Cedant of, and the consummation by it of the transactions contemplated by, this Agreement does not (i) violate or conflict with the organizational documents of the Cedant, (ii) violate or conflict with any Law applicable to the Cedant or by which it or any of its properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration, impairment, alteration or cancellation of, or result in the creation of any lien on any of the assets, rights or properties of the Cedant pursuant to, or result in any acceleration of remedies, penalties or material increase or decrease in an amount payable or an obligation or benefit under, any material note, bond, mortgage, indenture or contract to which the Cedant is a party or by which any of such assets or properties is bound, or subject, except, in the case of clauses (ii) or (iii), any such conflicts, violations, breaches, defaults, rights or liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Cedant’s ability to perform its obligations under this Agreement.
(d)    Consents and Approvals. Except as may result from any facts or circumstances solely relating to the Reinsurer or its Affiliates (as opposed to any third party), the execution and delivery by the Cedant of this Agreement, and the performance by the Cedant of, and the consummation by the Cedant of the transactions contemplated by, this Agreement does not require any governmental approval to be obtained or made by the Cedant, except for such governmental approvals, the failure of which to be obtained or made has not had, and would not reasonably be expected to have, a material adverse effect on the Cedant’s ability to perform its obligations under this Agreement.
(e)    Governmental Licenses. The Cedant owns, holds or possesses all governmental approvals, qualifications, registrations, consents, licenses, permits, certificates or authorizations that are necessary for it to conduct its business and to own or use its assets and properties, as such business, assets and properties are conducted, owned and used on the date hereof (collectively, the “Permits”) except where the failure to hold such Permit, individually or in the aggregate, would not reasonably be expected to adversely affect in any material respect the Subject Annuities or the Cedant’s ability to perform its obligations under this Agreement. Except as would not be reasonably expected to adversely affect in any material respect the Subject Annuities or the Cedant’s ability to perform its obligations under this Agreement (i) all of the Cedant’s Permits that are material to the conduct of the Cedant’s business are valid and in full force and effect, (ii) the Cedant is not in default or violation, in any material respect, of any of its Permits and (iii) the Cedant is not the subject of any pending or, to the knowledge of the Cedant, threatened Action that seeks the revocation, suspension, limitation, termination, modification, cancellation, impairment or non-renewal of any of its Permits. None of the Cedant’s material Permits will be subject to revocation, suspension, limitation, termination, modification, cancellation, impairment or non-renewal as a result of the consummation of the transactions contemplated hereby.
(f)    Actuarial Analysis. The Cedant has delivered to the Reinsurer a complete and correct copy of the Actuarial Analysis. As of the date hereof Milliman has not furnished to the Cedant or any of its Affiliates any other addenda, supplements or modifications to the Actuarial Analysis. As of the date hereof, Milliman has not notified the Cedant or any of its Affiliates that the Actuarial Analysis is inaccurate in any material respect. The factual information and data provided by the Cedant and its Affiliates in writing to Milliman in connection with the preparation of the Actuarial Analysis, including the actuarial analysis that is described in Schedule 16.01(f), and the seriatim data, sensitivity runs, memoranda, in each case to the extent related to the Subject Annuities, to the knowledge of the Cedant (i) was derived from the books and records of the Cedant, (ii) was generated from the same underlying sources and systems that were utilized by the Cedant and its applicable Affiliates to prepare the SAP Financial Statements to the extent applicable, (iii) was based upon an accurate inventory of in force Subject Annuities that, at the time of preparation, was complete and correct in all material respects and (iv) was accurate in all material respects as of the date so provided. Notwithstanding the foregoing, the Cedant does not guarantee the projected results included in the Actuarial Analysis, or make any representation or warranty in this Section 16.01(f) or in any other provision of this Agreement (other than, solely with respect to (A) below, Section 16.01(k)) (A) with respect to any assumption in the Actuarial Analysis (including as to future mortality, policyholder behavior, expense, investment experience and other actuarial factors with respect to the Subject Annuities or its associated Reinsured Liabilities or assets) or (B) to the effect that the projected profits set forth in the Actuarial Analysis will be realized.
(g)    Factual Information Relating to the Subject Annuities.
(i)    The information that was supplied by or on behalf of the Cedant to the Reinsurer or any of its Representatives that is described in Schedule 16.01(g)(i) (such information, the “Factual Information”), as of the date supplied (or if later corrected or supplemented prior to the Closing Date, as of the date corrected or supplemented), taken as a whole, did not contain or reflect any material inaccuracies or omissions in factual data concerning the Subject Annuities or the Reinsured Liabilities.
(ii)    The calculations and methodologies contained in the pdf file located at 5.8.1.2 of the Data Room were used by the Cedant for purposes of calculating its Standard and Poor’s rating agency capital levels as of December 31, 2019.
(h)    Solvency. Immediately after giving effect to this Agreement, no Insolvency Event will have occurred with respect to the Cedant.
(i)    Accuracy of Books and Records. The Cedant Books and Records (i) have been maintained in all material respects in accordance with applicable Law, sound business practices and with a degree of care and diligence similar to that used for the Cedant’s other businesses for its own account and in accordance with its internal record retention procedures and policies for its other business and (ii) are in material compliance with any and all record keeping maintenance requirements in all applicable Subject Annuities.
(j)    Financial Statements. The Cedant has provided to the Reinsurer true, complete and correct copies of (i) the annual statement and audited Cedant SAP financial statements, including the related footnotes, as of and for the year ended December 31, 2019 (the “Annual SAP Financial Statements”) and (ii) the quarterly statement as of and for the calendar quarter ended March 31, 2020 (together with the Annual SAP Financial Statements, “SAP Financial Statements”) of the Cedant. The SAP Financial Statements (A) have been prepared in all material respects in accordance with Cedant SAP applied consistently throughout the periods involved (except as described in the notes thereto), and (B) present fairly, in all material respects, the statutory financial position and results of operations of the Cedant as of their respective dates and for the respective periods covered thereby in accordance with Cedant SAP, subject in the case of the quarterly financial statements referred to above, normal year-end adjustments that are not material, individually or in the aggregate. No material deficiency has been asserted by any Governmental Authority with respect to any of the SAP Financial Statements.
(k)    Reserves.
(i)    The Reserves reflected in the SAP Financial Statements and the reserves reflected in the calculation of the Initial Premium (A) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in the SAP Financial Statements) and were fairly stated in accordance with sound actuarial provisions in effect as of the date of such SAP Financial Statements, (B) were based on actuarial assumptions that produced reserves at least as great as those called for in any contract provision as to reserve basis and method, and are in accordance with all other contract provisions and (C) satisfied the requirements of applicable Law and Cedant SAP in all material respects, except as otherwise noted in such SAP Financial Statements and notes thereto included in such SAP Financial Statements.
(ii)    The reserves reflected in the calculation of the Initial Premium were determined in a manner consistent with the Cedant’s historical practices utilizing reserving methods and assumptions for applying Cedant SAP which are consistent with the reserving methods and assumptions utilized by the Cedant to prepare the Reference File.
(l)    Compliance with Laws. All of the Subject Annuities have been issued in compliance in all material respects with all applicable Laws. All policy forms, riders, amendments and endorsements on which any Subject Annuity has been issued have, and all marketing materials, brochures, illustrations and certificates used in connection with the sale and issuance of the Subject Annuities have, to the extent required by applicable Law, been filed with and approved by all applicable Governmental Authorities and otherwise comply in all material respects with all applicable Laws.
(m)    Insurance Regulatory Matters. The Cedant has made available to the Reinsurer complete and correct (i) copies of all material reports and registrations (including registrations as a member of an insurance holding company system and risk based capital reports) and any supplements or amendments thereto filed since January 1, 2018 by the Cedant with respect to the Subject Annuities with applicable Governmental Authorities, (ii) copies of all financial examination and market conduct examination reports of all applicable Governmental Authorities with respect to the Subject Annuities issued since January 1, 2018 and (iii) copies of all other material correspondence, orders, inquiries and other materials relating to the Subject Annuities received from or delivered to any insurance regulator, including those relating to the Cedant’s accounting, actuarial, reporting and claims-handling practices, since January 1, 2018, or that are in effect as of the date hereof. The Cedant is not, as of the date hereof, subject to any pending financial or market conduct examination by any applicable Governmental

Authorities with respect to the Subject Annuities. The Cedant has made available to the Reinsurer complete and correct copies of all material policy forms in respect of the Subject Annuities.
(n)    Litigation. There are no Actions relating to the Subject Annuities (other than Actions relating to the Subject Annuities that involve ordinary course claims under the applicable Subject Annuity) pending or, to the knowledge of the Cedant, threatened in writing against the Cedant that (i) would reasonably be expected to adversely affect in any material respect the Subject Annuities or the ability of the Cedant to perform its obligations under this Agreement or (ii) constitute a class Action, whether or not a class has been certified. There are no Actions pending or, to the knowledge of the Cedant, threatened against the Cedant or any of its Affiliates that question the validity of, or seek injunctive relief with respect to, this Agreement or the right of the Cedant to enter into this Agreement.
(o)    Investment Assets.
(i)    The Cedant has valid title to all of the Initial Funds Withheld Assets, free and clear of any liens, pledges or other encumbrances.
(ii)    The Cedant has made available to the Reinsurer accurate and complete copies of all of documents, agreements and instruments (and all modifications and amendments thereto) evidencing, securing, executed and/or delivered in connection with the CMLs, including, without limitation, title insurance policies and surveys. The Cedant has made available to the Reinsurer accurate and complete copies of the loan servicing agreements with respect to the CMLs with respect to the servicing of each CML (the “Servicing Agreements”).
(iii)    Neither the Cedant nor any of its Affiliates has received written notice that any of the CMLs is in default in any payment of principal, distributions, interest, dividends or any other material payment or performance obligation thereunder. To the knowledge of the Cedant, there is no default under, or any breach of, any representations, agreements or covenants in respect of, or under any contractual arrangement relating to, any of the CMLs or under any of the Servicing Agreements, and the Cedant has not waived any material default in respect of or under any contractual arrangement relating to the CMLs or under any of the Servicing Agreements.
(iv)    There are no material outstanding commitments, options, put agreements or other arrangements relating to the CMLs to which the Cedant may be subject upon or after the Closing Date.
(v)    None of the CMLs are subject to any restructuring, work-out or forbearance arrangement (including, without limitation, any deferral or waiver of scheduled payments), and the Cedant has not requested from any counterparty or borrower thereunder (and no counterparty or borrower has requested) any restructuring, work-out or forbearance arrangement with respect thereto (including, without limitation, any deferral or waiver of scheduled payments).
(p)    Tax Treatment of Subject Annuities. The Tax treatment of each Subject Annuity is not, and since the time of issuance or subsequent modification has not been, less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment under the Code either that was purported to apply in written materials provided by the issuer of such Subject Annuity, in each case at the time of its issuance (or any subsequent modification of such Subject Annuity) or for which such Subject Annuity was designed to qualify at the time of issuance (or subsequent modification), in each case except where the failure to have such Tax treatment, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the issuer of any such Subject Annuity. Neither the Cedant or any of its Affiliates has entered into any agreement or is involved in any discussions or negotiations with any Tax Authority regarding the failure of any Subject Annuities to meet the requirements of the Product Tax Rules. Neither the Cedant or any of its Affiliates is a party to, or has received written notice of, any federal, state, local or foreign audits or other administrative or judicial actions with regard to the Tax treatment of any Subject Annuities or of any claims by the purchasers, holders or intended beneficiaries of the Subject Annuities regarding the Tax treatment of (i) the Subject Annuities or (ii) any plan or arrangement in connection with which such Subject Annuities were purchased or have been administered.
(q)    NO OTHER REPRESENTATIONS OR WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 16.01, NEITHER THE CEDANT NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE CEDANT, THE SUBJECT ANNUITIES, THE REINSURED LIABILITIES OR THE ASSETS AND PROPERTIES OF THE CEDANT, AND THE CEDANT DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY THE CEDANT OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, PRODUCERS OR REPRESENTATIVES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE XVI, NO REPRESENTATION OR WARRANTY HAS BEEN OR IS BEING MADE WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED OR MADE AVAILABLE TO THE REINSURER OR ANY OTHER PERSON.

Section 16.02    Covenants of the Cedant.
(a)    Statutory Accounting Principles. The Cedant shall prepare its financial statements as required by, and in accordance with, Cedant SAP.
(b)    Existence; Conduct of Business. The Cedant shall do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, Permits, privileges and franchises material to the conduct of its business, in each case to the extent related to the Subject Annuities. The Cedant shall not undertake or consummate any transaction involving an insurance division or insurance business transfer if such insurance division or insurance business transfer would have the effect of (i) transferring or otherwise isolating the Subject Annuities into any Person (including the Cedant) that does not also contain a material portion of other business written or assumed by the Cedant or (ii) transferring some, but not all, of the Subject Annuities to any Person, in each case, without the prior written consent of the Reinsurer (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)    Compliance with Law. The Cedant shall comply with all Laws of, governmental orders of, or Permits issued by, any Governmental Authority applicable to the Cedant or by which it or its properties or assets is bound or subject, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to adversely affect in any material respect the Subject Annuities or the Cedant’s ability to perform its obligations under this Agreement.
(d)    Restriction on Liens. The Cedant shall not create, incur, assume or suffer to exist any liens on the assets in the Funds Withheld Account (whether owned on the date of this Agreement or hereafter acquired), or on any interest therein or the proceeds thereof.
(e)    Redomestication. The Cedant shall not redomesticate from the State of Michigan to a state where the Reinsurer is not certified as a “certified reinsurer” without providing at least seventy-five (75) days’ prior notice of its intent to so redomesticate to the Reinsurer.
(f)    Note Splitting. For any notes or other certificated assets comprising the Initial Funds Withheld Assets (“Notes”) with respect to which the Cedant’s entire position will not be transferred into the Funds Withheld Account, the Cedant shall within a commercially reasonable timeframe after the Closing Date (which shall not exceed 90 days following the date hereof), (i) execute and deliver all documents or instruments as is necessary to effect the split, issuance and re-registration of any Notes in the name of the Cedant’s nominee (or in the name of the Cedant if registering in the name of the nominee is not commercially reasonable) and in the amount which is set forth on Schedule 16.02(f) (the “Transferred Notes”), and (ii) deliver such Transferred Notes to the custodian of the Funds Withheld Account on behalf of the Funds Withheld Account. The Transferred Notes will not be transferred into the Funds Withheld Account on the Closing Date and instead will be allocated to the Funds Withheld Account on the books and records of the Cedant as of the Closing Date. The Cedant agrees to (i) notify and forward to the Reinsurer (or the Investment Manager on behalf of the Reinsurer) all interest or principal payments, amendments, notices, corporate actions and other matters respecting the Transferred Notes promptly upon receipt by the Cedant and (ii) prior to such split, reissuance and re-registration, follow all instructions of the Reinsurer (or the Investment Manager on behalf of the Reinsurer) with respect to investment management-related activities in respect of such Transferred Notes, including with respect to any voting, sale or reporting thereof. The Cedant shall further cooperate with the Reinsurer (or the Investment Manager on behalf of the Reinsurer) to the extent reasonably necessary in connection with any matters respecting the Transferred Notes.
(g)    Boxed Assets. With respect to the assets set forth on Schedule 16.02(g) (the “Boxed Assets”), which will not be transferred into the Funds Withheld Account at the Closing Date and instead will be allocated to the Funds Withheld Account on the books and records of the Cedant as of the Closing Date, the Cedant shall follow all instructions of the Reinsurer (or the Investment Manager on behalf of the Reinsurer) with respect to investment management-related activities and decisions in respect of such Boxed Assets, including (i) executing and delivering all documents or instruments as is necessary to effect the liquidation or unwind of such Boxed Assets and (ii) delivering any proceeds from the liquidation or unwind of such Boxed Assets to the custodian of the Funds Withheld Account on behalf of the Funds Withheld Account. Any such instructions shall be provided by Instant Bloomberg message or any other mutually acceptable method of providing instructions. The Reinsurer (or the Investment Manager on behalf of the Reinsurer) shall use commercially reasonable efforts to liquidate and unwind the Boxed Assets no later than June 30, 2020; provided that the Reinsurer (or the Investment Manager on behalf of the Reinsurer) shall provide instructions such that the liquidation is completed no later than July 15, 2020. Prior to such liquidation and unwind, the Cedant agrees to forward to the custodian of the Funds Withheld Account on behalf of the Funds Withheld Account all payments, posted collateral, disbursements, distributions, or proceeds in respect of the Boxed Assets promptly upon receipt by the Cedant or any of its custodians. The Cedant shall use commercially reasonable efforts, at the direction of the Reinsurer (or the Investment Manager on behalf of the Reinsurer), to liquidate and unwind each treasury security comprising the Boxed Assets and the related derivatives transaction concurrently. The Cedant shall further cooperate with the Reinsurer (or the Investment Manager on behalf of the Reinsurer) to the extent reasonably necessary in connection with any matters respecting the Boxed Assets. For the avoidance of doubt, the interest maintenance reserve, consisting of after-tax unamortized deferred gains and losses, created as a result of the liquidation and unwind of the Boxed Assets shall be determined on a net basis taking into account the difference between the aggregate net after-tax proceeds received by the Cedant or any of its custodians from the liquidation and unwind of each treasury security and related derivatives transaction comprising the Boxed Assets and the aggregate Statutory Book Value of such treasury security and related derivatives transaction as of the date of such liquidation and unwind.
(h)    Additional Documentation. The Cedant shall deliver to the Reinsurer or the Investment Manager the documentation described on Schedule 16.02(h) relating to the Initial Funds Withheld Assets within the timeframes specified therein to the extent that such documentation is in the possession of, or otherwise available to, the Cedant and its Affiliates.

Section 16.03    Representations and Warranties of the Reinsurer. The Reinsurer hereby represents and warrants to the Cedant, as of the Effective Time and as of the Closing Date, as follows:
(a)    Organization and Qualification. The Reinsurer (i) is a Bermuda exempted company duly incorporated, validly existing and in good standing under the Laws of Bermuda, (ii) is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary and (iii) has the requisite corporate or other power and authority to operate its business as now conducted, except where the failures to be so qualified, individually or in the aggregate, would not reasonably be expected to have, a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.
(b)    Authorization. The Reinsurer has all requisite corporate or other power to enter into, consummate the transactions contemplated by, and carry out its obligations under, this Agreement. The execution and delivery by the Reinsurer of this Agreement, the Trust Agreement and the Security and Control Agreement and the consummation by the Reinsurer of the transactions contemplated by, and the performance by the Reinsurer of its obligations under, this Agreement, the Trust Agreement and the Security and Control Agreement has been duly authorized by all requisite corporate or other action on the part of the Reinsurer. Each of this Agreement, the Trust Agreement and the Security and Control Agreement has been duly executed and delivered by the Reinsurer, and this Agreement, the Trust Agreement and the Security and Control Agreement (assuming due authorization, execution and delivery by the Cedant) constitute the legal, valid and binding obligations of the Reinsurer, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)    No Conflict. Except as may result from any facts or circumstances solely relating to the Cedant or its Affiliates (as opposed to any third party), the execution, delivery and performance by the Reinsurer of, and the consummation by it of the transactions contemplated by, this Agreement does not (i) violate or conflict with the organizational documents of the Reinsurer, (ii) violate or conflict with any Law applicable to the Reinsurer or by which it or any of its properties or assets is bound or subject or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration, impairment, alteration or cancellation of, or result in the creation of any lien on any of the assets, rights or properties of the Reinsurer pursuant to, or result in any acceleration of remedies, penalties or material increase or decrease in an amount payable or an obligation or benefit under, any material note, bond, mortgage, indenture or contract to which the Reinsurer or any of its subsidiaries is a party or by which any of such assets or properties is bound or subject, except, in the case of clauses (ii) or (iii), any such conflicts, violations, breaches, defaults, rights or liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement .
(d)    Consents and Approvals. Except as may result from any facts or circumstances solely relating to the Cedant or its Affiliates (as opposed to any third party), the execution and delivery by the Reinsurer of this Agreement, and the performance by the Reinsurer of, and the consummation by the Reinsurer of the transactions contemplated by, this Agreement does not require any governmental approval to be obtained or made by the Reinsurer, except for such governmental approvals, the failure of which to be obtained or made has not had, and would not reasonably be expected to have, a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.
(e)    Governmental Licenses. The Reinsurer owns, holds or possesses all Permits that are necessary for it to conduct its business and to own or use its assets and properties, as such business, assets and properties are conducted, owned and used on the date hereof and to execute and deliver, and perform its obligations under, this Agreement, except where the failure to hold such Permit, individually or in the aggregate, has not had and would not reasonably be expected to adversely affect in any material respect the ability of the Reinsurer to perform its obligations under this Agreement. Except as would not be reasonably expected to adversely affect in any material respect the Reinsurer’s ability to perform its obligations under this Agreement (i) all of the Reinsurer’s Permits that are material to the conduct of the Reinsurer’s business are valid and in full force and effect, (ii) the Reinsurer is not in default or violation, in any material respect, of any of its Permits and (iii) the Reinsurer is not the subject of any pending or, to the knowledge of the Reinsurer, threatened Action that seeks the revocation, suspension, limitation, termination, modification, cancellation, impairment or non-renewal of any of its Permits. None of the Reinsurer’s Permits will be subject to revocation, suspension, limitation, termination, modification, cancellation, impairment or non-renewal as a result of the consummation of the transactions contemplated hereby.
(f)    Solvency. Immediately after giving effect to this Agreement, no Insolvency Event will have occurred with respect to the Reinsurer.
(g)    Accuracy of Books and Records. The Reinsurer Books and Records have been maintained in all material respects in accordance with applicable Law and sound business practices.
(h)    Financial Statements. The Reinsurer has provided to the Cedant true, complete and correct copies of (i) the annual statement and audited Reinsurer SAP financial statements, including the related footnotes, as of and for the year ended December 31, 2019 (the “Annual Reinsurer Financial Statements”) and (ii) the unaudited quarterly statements as of and for the calendar quarter ended March 31, 2020 (together with the Annual Reinsurer Financial Statements, “Reinsurer Financial Statements”) of the Cedant. The Reinsurer Financial Statements (A) have been prepared in all material respects in accordance with Reinsurer SAP applied consistently throughout the periods involved (except as described in the notes thereto), and (B) present fairly, in all material respects, the statutory financial position and results of operations of the

Reinsurer as of their respective dates and for the respective periods covered thereby in accordance with Reinsurer SAP, subject in the case of the quarterly financial statements referred to above, normal year-end adjustments that are not material, individually or in the aggregate. No material deficiency has been asserted by any Governmental Authority with respect to any of the Reinsurer Financial Statements.
(i)    Certified Reinsurer. As of the date hereof, the Reinsurer has been certified by the Michigan Department of Insurance and Financial Services as a “certified reinsurer” in the State of Michigan pursuant to Mich. Admin. Code R 500.1131.
Section 16.04    Covenants of the Reinsurer.
(a)    Statutory Accounting Principles. The Reinsurer will prepare its financial statements as required by, and in accordance with, Reinsurer SAP.
(b)    Existence; Conduct of Business. The Reinsurer will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, Permits, privileges and franchises material to the conduct of its business.
(c)    Compliance with Law. The Reinsurer will comply with all Laws of, or Permits issued by, any Governmental Authority applicable to the Reinsurer or by which it or its properties or assets is bound or subject, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to adversely affect in any material respect the Reinsurer’s ability to perform its obligations under this Agreement.
(d)    Governmental Notices. The Reinsurer shall provide the Cedant, within five (5) Business Days after receipt thereof, copies of any written notice or report from any Governmental Authority with respect to the business reinsured under this Agreement and a written summary of any material oral communication with any Governmental Authority with respect to the business reinsured under this Agreement.
(e)    Certified Reinsurer. The Reinsurer will do or cause to be done all things reasonably necessary to maintain its status as a “certified reinsurer” in the State of Michigan pursuant to Mich. Admin. Code R 500.1131. In the event that the Cedant notifies the Reinsurer of its intent to redomesticate from the State of Michigan to a state where the Reinsurer is not certified as a “certified reinsurer” (the “New Domiciliary State”), the Reinsurer shall use commercially reasonable efforts to become certified as a “certified reinsurer” in the New Domiciliary State and to otherwise cooperate with the Cedant in connection with any such proposed redomestication.
ARTICLE XVII
SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES
Section 17.01    Survival. The representations, warranties, covenants and agreements of the parties hereto contained in or made pursuant to this Agreement shall survive in full force and effect until the date that is eighteen (18) months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Section 17.02 or Section 17.03 thereafter); provided, however, that (a) the representations and warranties set forth in Section 16.01(a), 16.01(b), 16.01(c), 16.01(o)(i), 16.03(a), 16.03(b) and 16.03(c) shall survive indefinitely and (b) the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date shall survive for the period provided in such covenants and agreements, if any, or until fully performed.
Section 17.02    Indemnification by the Cedant.
(a)    After the Closing Date and subject to this Article XVII, the Cedant shall indemnify, defend and hold harmless the Reinsurer Indemnitees against, and reimburse the Reinsurer Indemnitees for, all Losses that the Reinsurer Indemnitees may at any time suffer or incur, or become subject to as a result of or in connection with the breach or inaccuracy of any representation or warranty set forth in Section 16.01.
(b)    Notwithstanding anything to the contrary contained herein, the Cedant shall not be required to indemnify, defend or hold harmless the Reinsurer Indemnitees against, or reimburse the Reinsurer Indemnitees for, any Losses pursuant to Section 17.02(a): (i) with respect to any claim (or series of related claims arising from similar underlying facts, events or circumstances) unless such claim (or series of related claims) involves Losses in excess of $25,000 (nor shall any such claim or series of related claims that does not meet such $25,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Reinsurer Indemnitees’ Losses for which the Cedant has responsibility under clause (ii) of Section 17.02(b) below); (ii) until the aggregate amount of the Reinsurer Indemnitees’ Losses under Section 17.02(a) exceeds $25,000,000, after which the Cedant shall be obligated for all the Reinsurer Indemnitee’s Losses under Section 17.02(a) that are in excess of $25,000,000, but only if such excess Losses arise with respect to any claim (or series of related claims) that involves Losses in excess of $25,000; and (iii) in a cumulative aggregate amount exceeding $175,000,000. For purposes of determining whether the threshold set forth in clause (iii) of this Section 17.02(b) has been met or exceeded, any amount paid by the Cedant or any of its Affiliates for Losses pursuant to Section 17.02(a) shall be taken into account. For the avoidance of doubt, (A) the limitations set forth in this Section 17.02(b) shall not apply to the representations and warranties set forth in Sections 16.01(a), 16.01(b), 16.01(c), and 16.01(o)(i) and (B) the limitations set forth in Section 17.02(b)(i) and Section 17.02(b)(ii) shall not apply to the representation and warranty set forth in Section 16.01(k)(ii).
(c)    If, prior to the Closing Date, the Cedant provided an email or other written notice, other than any email, communication or other document contained in the Data Room, to an individual listed on Schedule 17.02(c) specifically identifying inaccurate information that is a breach of a representation or warranty of the Cedant contained in this Agreement, then the Reinsurer shall be deemed to have waived such breach solely to the extent of such specifically identified inaccurate information which resulted in such breach (and not with respect to any other potential breach of such representation or warranty or any other representation or warranty), and the Reinsurer and the other Reinsurer Indemnitees shall not be entitled to indemnification pursuant to Section 17.02(a) to sue for Losses as a result of such inaccurate information which resulted in such breach.
Section 17.03    Indemnification by the Reinsurer. After the Closing Date and subject to this Article XVII, the Reinsurer shall indemnify, defend and hold harmless the Cedant Indemnitees against, and reimburse the Cedant Indemnitees for, all Losses that the Cedant Indemnitees may at any time suffer or incur, or become subject to:
(a)    as a result of or in connection with the breach or inaccuracy of any representation or warranty set forth in Section 16.03; or
(b)    as a result of or in connection with the breach or failure by any retrocessionaire to perform such retrocessionaire’s Retrocession Confidentiality Obligations.
Notwithstanding anything to the contrary contained herein, the Reinsurer shall not be required to indemnify, defend or hold harmless the Cedant Indemnitees against, or reimburse the Cedant Indemnitees for, any Losses pursuant to Section 17.03(a): (i) with respect to any claim (or series of related claims arising from similar underlying facts, events or circumstances) unless such claim (or series of related claims) involves Losses in excess of $25,000 (nor shall any such claim or series of related claims that does not meet such $25,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Cedant Indemnitees’ Losses for which the Reinsurer has responsibility under clause (ii) of this Section 17.03); (ii) until the aggregate amount of the Cedant Indemnitees’ Losses under Section 17.03(a) exceeds $25,000,000, after which the Reinsurer shall be obligated for all the Cedant Indemnitee’s Losses under Section 17.03(a) that are in excess of $25,000,000, but only if such excess Losses arise with respect to any claim (or series of related claims) that involves Losses in excess of $25,000; and (iii) in a cumulative aggregate amount exceeding $175,000,000. For purposes of determining whether the threshold set forth in clause (iii) of this Section 17.03 has been met or exceeded, any amount paid by the Reinsurer or any of its Affiliates for Losses pursuant to Section 17.03(a) shall be taken into account. For the avoidance of doubt, the limitations set forth in this Section 17.03 shall not apply to the representations and warranties set forth in Sections 16.03(a), 16.03(b) and 16.03(c).
Section 17.04    Claims Procedure.
(a)    Notification by the Indemnified Party. If any Indemnified Party becomes aware of any fact, matter or circumstance that may give rise to a claim for indemnification under this Article XVII, the Indemnified Party shall (at its own expense) promptly notify the Indemnifying Party in writing of any claim in respect of which indemnity may be sought under this Article XVII, including any pending or threatened claim or demand against the Indemnified Party by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, a “Third Party Claim”), setting out the details of the claim, the provisions under this Agreement on which such claim is based, its estimate of the amount of Losses to the extent ascertainable which are, or are to be, the subject of the claim and such other information (to the extent reasonably available) as is reasonably necessary to enable the Indemnifying Party to assess the merits of the potential claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XVII or otherwise affect the rights of any Indemnified Party except to the extent that the Indemnifying Party is actually prejudiced by such failure. The parties agree that (i) in this Article XVII they intend to shorten, in the case of the limited survival periods specified in Section 17.01, the applicable statute of limitations period with respect to certain indemnification claims hereunder, (ii) notices for claims for indemnification in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of the applicable survival period specified in Section 17.01 for such representation, warranty, covenant or agreement and (iii) any claims for indemnification for which notice is not delivered prior to the expiration of the applicable survival period set forth in Section 17.01 shall be expressly barred and are hereby waived; provided, further, that if, prior to such applicable date, a party hereto shall have notified the other party hereto in accordance with the requirements of this Section 17.04(a) of a claim for indemnification under this Article XVII (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article XVII notwithstanding the passing of such applicable date.
(b)    Cooperation by the Indemnified Party. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in defending against a Third Party Claim.
(c)    The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any Third Party Claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such Third Party Claim or demand without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained in this Article XVII, no Indemnifying Party shall have any liability under this Article XVII for any Losses arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party.
(d)    Assumption of Defense of a Third Party Claim. Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 17.04(a) in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within thirty (30) Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of any Third

Party Claim, with its own counsel and at its own expense, but shall allow the Indemnified Party to have a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party (i) for any period during which the Indemnifying Party has not assumed the defense of a Third Party Claim and (ii) in connection with any claim where, based on the advice of outside counsel, a conflict in interest between the Indemnifying Party and the Indemnified Party exists. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise, discharge or entry of any judgment provides only for the payment of monetary damages (and does not impose any injunctive relief or otherwise impose any conditions or restrictions on the Indemnified Party) and does not involve any finding or admission of any violation of Law or rights of any Person, admission of any wrongdoing, fault or culpability by the Indemnified Party, and the Indemnifying Party shall obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of each Indemnified Party from any and all liabilities in respect of such Third Party Claim. If the Indemnifying Party is controlling a defense of a Third Party Claim in accordance with this Article XVII and fails to defend diligently the action or proceeding after notifying the Indemnified Party of its assumption of the defense of such Third Party Claim, the Indemnified Party may assume such defense, and the reasonable and documented fees of its attorneys will be covered by the indemnity provided for in this Article XVII upon determination of the Indemnifying Party’s indemnity obligations. Notwithstanding anything to the contrary in this Section 17.04, the Indemnified Party (and not the Indemnifying Party) shall have the exclusive right to assume the defense and control of any Third Party Claim if (A) the Indemnified Party in good faith determines that the nature of the Third Party Claim is such that it would reasonably be expected to involve criminal liability being imposed on any Indemnified Party or its Affiliates, (B) such Third Party Claim seeks an injunction or other equitable relief against any Indemnified Party or (C) such Third Party Claim is initiated by a Governmental Authority; provided that if such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party that can be separated from a related claim for money damages, the Indemnifying Party may only be entitled to assume control of the defense of such Third Party Claim for money damages.
(e)    In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 17.04(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article XVII.
Section 17.05    Payment. In the event a claim for indemnification under this Article XVII has been finally determined, the amount of such final determination shall be paid by the Indemnifying Party to the Indemnified Party on demand in immediately available funds. Any claim, action, suit, arbitration or proceeding by or before any Governmental Authority or arbitral body, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article XVII when the parties hereto have so determined by mutual agreement or, if disputed, when a final non-appealable governmental order has been entered into with respect to such claim, action, suit, arbitration or proceeding.
Section 17.06    Treatment of Indemnification Payments. To the fullest extent permitted under applicable Law, for all purposes (including Tax purposes), the parties hereto shall treat any payment made under Section 17.02 or Section 17.03 as an adjustment to the Ceding Commission.
Section 17.07    Provisions. No Indemnifying Party shall be liable under this Article VII in respect of any Loss to the extent that the amount of such Loss is expressly reflected in the calculation of the Initial Premium Adjustment.
Section 17.08    Exclusive Remedies. Each party hereto acknowledges and agrees that, other than in the case of actual fraud by a party to this Agreement in the making of a representation or warranty herein or willful breach by any party hereto (a) subject to Section 3.05, the indemnification provisions of this Article XVII shall be the sole and exclusive monetary remedies of the parties hereto for any breach of the representations or warranties contained in this Agreement; and (b) notwithstanding anything to the contrary contained herein, no breach of any representation or warranty contained herein shall give rise to any right on the part of any party hereto to rescind this Agreement or any of the transactions contemplated hereby.
Section 17.09    Damages. The Cedant and the Reinsurer agree that with respect to each indemnification obligation set forth in this Article XVII, in no event shall an Indemnifying Party have any liability to an Indemnified Party for: (a) any punitive damages except to the extent paid to a third party and (b) special, consequential or indirect damages, in each case, to the extent not the reasonably foreseeable result of any breach by the Indemnifying Party of a representation and warranty or covenant contained in this Agreement. For purposes of determining whether a breach of any representation or warranty made in this Agreement has occurred, and for calculating the amount of any Loss under this Article XVII, each representation and warranty contained in this Agreement shall be read without regard to any “materiality,” “material adverse effect” or other similar qualification contained in or otherwise applicable to such representation or warranty.
Section 17.10    Right to Recover.
(a)    If the Indemnifying Party is liable to pay an amount in discharge of any claim under this Agreement and the Indemnified Party recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Indemnified Party (in whole or in part) in respect of the Losses which is the subject matter of the claim, then the Indemnified Party shall take such actions (at the Indemnifying Party’s sole cost and expense) as may be reasonably requested by the Indemnifying Party to enforce recovery against the third party and any actual recovery (less any reasonable costs and expenses incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery. Notwithstanding the foregoing, no party shall be required to act or forbear to act under this Section 17.10 if such act or forbearance, as applicable, could prejudice such Person’s ability to prosecute a claim against the Indemnifying Party or any right hereunder in the reasonable judgment of such party, as applicable.
(b)    If an Indemnifying Party has paid an amount in discharge of any claim under this Agreement and the Indemnified Party recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Indemnified Party (in whole or in part) in respect of the Loss which is the subject matter of the claim, then the Indemnified Party shall take such actions (at the Indemnifying Party’s sole cost and expense) as may be reasonably requested by the Indemnifying Party to enforce such recovery and shall, or shall procure that the Indemnified Party shall pay to the Indemnifying Party, as soon as practicable after receipt an amount equal to (i) any sum recovered from the third party in respect of such claim less any reasonable costs and expenses incurred in obtaining such recovery or (ii) if less, the amount previously paid by the Indemnifying Party to the Indemnified Party.
(c)    This Section 17.10 shall apply to the indemnity provided under this Section 17 and to the Cedant in respect of the Reinsurer’s indemnification obligations under Section 13.04(d) and Section 15.01(a).
Section 17.11    Double Claims. No Indemnified Party shall be entitled to recover from an Indemnifying Party under this Article XVII for the same Losses more than once (notwithstanding that such Loss may result from breaches of multiple provisions of this Agreement).
ARTICLE XVIII
GENERAL PROVISIONS
Section 18.01    Expenses. Except as may be otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, and financial advisers, incurred in connection with this Agreement, the Trust Agreement and the Security and Control Agreement and the transactions contemplated hereby and thereby shall be paid by the Person incurring such costs and expenses.
Section 18.02    Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail with receipt confirmed or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 18.02:
(a)    if to the Cedant:
Jackson National Life Insurance Company
1 Corporate Way
Lansing, Michigan 48951
Attention: Kenneth H. Stewart and Thomas P. Hyatte
E-mail:     ken.stewart@jackson.com and thomas.hyatte@jackson.com
with a copy to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:    Nicholas F. Potter and Marilyn A. Lion
E-mail:        nfpotter@debevoise.com and malion@debevoise.com

(b)    if to the Reinsurer:
Athene Life Re Ltd.
Chesney House
96 Pitts Bay Road
Hamilton, HM 08 Bermuda
Attention: Chief Financial Officer; General Counsel
Telephone: 441-279-8400
Email: JACnotices@athene.bm

with a copy to:

Sidley Austin LLP
1 South Dearborn
Chicago, IL 60603
Attention: Perry J. Shwachman and Jeremy C. Watson
Telephone: 312-853-7061 and 312-853-7576
E-mail: pshwachman@sidley.com and jcwatson@sidley.com
Section 18.03    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
Section 18.04    Entire Agreement. This Agreement (including all exhibits and schedules hereto), the Trust Agreement and the Security and Control Agreement and any other documents delivered pursuant hereto or thereto constitute the entire agreement of the parties hereto and their respective Affiliates with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between or on behalf of the Reinsurer and its Affiliates, on the one hand, and the Cedant and its Affiliates, on the other hand, with respect to the subject matter hereof and thereof.
Section 18.05    Assignment. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party. Any attempted assignment in violation of this Section 18.05 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by, the parties hereto and their permitted successors and assigns.
Section 18.06    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 18.07    Amendment. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by the parties hereto.
Section 18.08    Submission to Jurisdiction.
(a)    Subject to Section 3.05, Section 5.03, Section 8.02 and Section 14.03, the Reinsurer and the Cedant each irrevocably and unconditionally submit for itself and its property in any Action arising out of or relating to this Agreement, the transactions contemplated hereby, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement or the enforcement of any decision of the Independent Accountant pursuant to Section 3.05, Section 5.03 or Section 14.03 or the Independent Expert pursuant to Section 8.02, to the exclusive jurisdiction of the courts of the State of Michigan sitting in Ingham County, the federal courts for the Southern Division of the Western District of Michigan and appellate courts having jurisdiction of appeals from any of the foregoing, and all claims in respect of any such Action shall be heard and determined in such Michigan courts or, to the extent permitted by Law, in such federal court.
(b)    Any such Action may and shall be brought in such courts and each of the Reinsurer and the Cedant irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and shall not plead or claim the same.
(c)    Service of process in any Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 18.02.
(d)    Nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Michigan.
(e)    Nothing in this Section 18.08 is intended to conflict with or override Section 3.05, Section 5.03, Section 8.02 or Section 14.03.
Section 18.09    Governing Law. This Agreement, and the formation, termination or validity of any part of this Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of Michigan, without regard to any conflict of laws principles.

Section 18.10    Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT.
Section 18.11    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the covenants or obligations contained in this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto shall be entitled to injunctive or other equitable relief to prevent or cure any breach by the other parties of its covenants or obligations contained in this Agreement and to specifically enforce such covenants and obligations in any court referenced in Section 18.08 having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity. The parties acknowledge and agree that, in the event that the other parties seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, the party seeking an injunction will not be required to provide any bond or other security in connection with any such order or injunction.
Section 18.12    Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the party entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized Representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.
Section 18.13    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to Articles, Sections, paragraphs, Exhibits and Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (e) the table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (g)  the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (h) unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole, and not to any particular provision of this Agreement; (i) all terms defined in this Agreement shall have the defined meanings when used in any, certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (j) any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein; (k) any statement that a document has been “delivered,” “provided” or “made available” to the Reinsurer means that such document has been uploaded to the Data Room not later than three (3) Business Days prior to the date of this Agreement; (l) any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section; (m) all time periods within or following which any payment is to be made or act to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day; (n) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; and (o) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated.
Section 18.14    Counterparts. This Agreement may be executed by the parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.
Section 18.15    Duty of Utmost Good Faith. With respect to the reinsurance relationships and transactions among the parties and their Affiliates contemplated by this Agreement, each party absolutely and irrevocably waives resort to the duty of “utmost good faith” or any similar principle.
Section 18.16    Treatment of Confidential Information.
(a)    The Cedant and the Reinsurer (each, the “Receiving Party”) hereby covenant and agree, each on behalf of itself and on behalf of its Affiliates, that from and following the Closing Date, (i) subject to clause (ii) of this Section 18.16(a), the Receiving Party will, and will cause its respective Affiliates and Representatives to, use any Confidential Information of the other party and its Affiliates (the “Disclosing Party”) solely in connection with the transactions contemplated by this Agreement, the Trust Agreement and the Security and Control Agreement and (ii) the Receiving Party will not, and will not permit its respective Affiliates to, disclose, give, sell or divulge any Confidential Information of the Disclosing Party for any purpose or permit its Representatives to do the same, except that each Receiving Party may disclose such Confidential Information or portions thereof (A) if legally compelled to do so, (B) to the extent necessary for the performance of such

Receiving Party’s obligations under this Agreement, the Trust Agreement and the Security and Control Agreement, (C) to the extent necessary for the enforcement of the rights of such Receiving Party and its Affiliates under this Agreement, the Trust Agreement and the Security and Control Agreement, (D) as required in connection with any retrocession of the Reinsured Liabilities permitted under this Agreement, (E) to those of such Receiving Party’s Affiliates, and to their respective Representatives in each case who need to know such information for the foregoing purposes or (F) as required under any applicable Law, any rules or regulations of any applicable stock exchange, or by any Governmental Authority; provided, in the case of clause (D), that (i) the Receiving Party may only disclose such Confidential Information in connection with any retrocession to a counterparty that is bound by confidentiality obligations in respect of such Confidential Information that are at least as stringent as the confidentiality obligations of the Receiving Party under this Agreement (the “Retrocession Confidentiality Obligations”) and (ii) the Receiving Party shall take all steps necessary, at the Receiving Party’s sole expense, to enforce its rights in respect of such Retrocession Confidentiality Obligations. If the Receiving Party or its Affiliates, or any of their respective Representatives become legally compelled or required by applicable Law or Governmental Authority to disclose any Confidential Information, the Receiving Party, to the extent practicable and allowed under applicable Law, shall provide the Disclosing Party with prompt written notice of such requirement so that the Disclosing Party may seek a protective order or other remedy or waive compliance with this Section 18.16. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with this Section 18.16, the Receiving Party or its Affiliates, as applicable, shall furnish only that portion of Confidential Information which it reasonably believes is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that appropriate confidential treatment will be accorded such Confidential Information. Notwithstanding anything in this Section 18.16 to the contrary, the parties acknowledge and agree that each party may share any Confidential Information of the other party with (A) any Governmental Authority charged with the supervision of insurance companies or (B) the Internal Revenue Service or any other taxing authority as each party deems necessary or advisable in its good faith judgment.
(b)    The Cedant shall not provide to the Reinsurer, and the Reinsurer shall have no right to access, any Non-Public Personal Information, as defined below, except to the extent necessary for purposes of administration of this Agreement. The Reinsurer and its Representatives and service providers will protect the confidentiality and security of any Non-Public Personal Information provided to it hereunder by:
(i)    holding all Non-Public Personal Information in strict confidence;
(ii)    maintaining appropriate measures that are designed to protect the security, integrity and confidentiality of Non-Public Personal Information; and
(iii)    disclosing and using Non-Public Personal Information received under this Agreement only for purposes of carrying out the Reinsurer’s obligations under this Agreement, for purposes of retrocession as permitted hereunder, or as may be required or permitted by Law.
“Non-Public Personal Information” is personally identifiable medical, financial and other personal information about proposed, current and former applicants, Customers, policy owners, contract holders, insureds, annuitants, claimants and beneficiaries of Subject Annuities or contracts issued by the Cedant, and its Representatives. Non-Public Personal Information does not include de-identified personal data, i.e., information that does not identify, or could not reasonably be associated with, an individual.
Section 18.17    Service of Process. The Reinsurer hereby designates the Director of the Michigan Department of Insurance and Financial Services as its true and lawful attorney upon whom may be served any lawful process in any Action instituted by or on behalf of the Cedant and submits to the jurisdiction of any court of competent jurisdiction in the State of Michigan in connection with such Action. The Reinsurer shall comply with all requirements necessary to give such court jurisdiction, and shall abide by the final decision of such court or of any appellate court in the event of an appeal. A copy of any such process shall be delivered to the Reinsurer in accordance with Section 18.02.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the date first set forth above.
JACKSON NATIONAL LIFE INSURANCE COMPANY
By: /s/_Kenneth H. Stewart________________
Name: Kenneth H. Stewart________________
Title: Executive VP, Corporate Development__

ATHENE LIFE RE LTD.
By: /s/_Adam Laing_______________________
Name: Adam Laing_______________________
Title: Chief Financial Officer________________

[Signature Page to the Coinsurance Agreement]

Exhibits

The exhibits hereto have been omitted pursuant to Regulation S-K Item 601(a)(5). A list of all omitted exhibits can be found within the table of contents to this Agreement on page iii.

Schedules

The schedules hereto have been omitted pursuant to Regulation S-K Item 601(a)(5). A list of all omitted schedules can be found within the table of contents to this Agreement on page iv.